EXHIBIT 99.1

ITEM 6.	SELECTED FINANCIAL DATA

The following tables reflect the selected consolidated financial data of Wynn Resorts and its subsidiaries. This data should be read together with our Consolidated Financial Statements and Notes thereto, “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the other information contained in this Annual Report on Form 10-K. Operating results for the periods presented are not indicative of the results that may be expected for future years. Significant events impacting our operational results include:

•	Prior to April 28, 2005, we were solely a development stage company.

•	On April 28, 2005, we opened our Wynn Las Vegas resort.

•	On April 28, 2006, we commenced construction of Encore at Wynn Las Vegas.

•	On September 6, 2006, we opened our Wynn Macau resort.

•	On September 11, 2006 we completed the sale of our Macau sub-concession right and recognized a pre-tax gain of $899.4 million.

•	In June 2007, we commenced construction of Encore at Wynn Macau.

•	On December 24, 2007, we opened the expansion of our Wynn Macau resort.

•	On December 22, 2008, we opened our Encore at Wynn Las Vegas resort.

	Years Ended December 31,
	2008	2007	2006	2005	2004
	(in thousands, except per share amounts)
Consolidated Statements of Operations Data:
Net Revenues	$2,987,324	$2,687,519	$1,432,257	$721,981	$195
Pre-opening costs	72,375	7,063	62,726	96,940	81,321
Operating income/(loss)	312,136	427,355	68,367	(26,027)	(89,798)
Net income/(loss)[1]	210,479	196,336	599,552	(115,705)	(174,996)
Basic income/(loss) per share	1.94	1.85	6.00	(1.18)	(2.02)
Diluted income/(loss) per Share	1.92	1.80	6.00	(1.18)	(2.02)

	As of December 31,
	2008	2007	2006	2005	2004
	(in thousands, except per share amounts)
Consolidated Balance Sheets Data:
Cash and cash equivalents	$1,133,904	$1,275,120	$789,407	$434,289	$330,261
Restricted cash and investments[2]	—	531,120	237,386	442,602	942,367
Construction in progress	221,696	923,325	346,192	287,493	1,507,371
Total assets	6,755,788	6,312,820	4,667,951	3,950,337	3,467,633
Total long-term obligations[3]	4,430,638	3,621,998	2,301,331	1,998,871	1,517,074
Stockholders’ equity	1,601,595	1,956,959	1,727,766	1,675,194	1,781,936
Cash distribution declared per common share	$0	$6.00	$6.00	$0	$0

[1]	Net income for 2006 includes a pre-tax gain on sale of subconcession right of $899.4 million.

[2]	Restricted cash and investments primarily reflect the proceeds of our debt and equity financings that were restricted for the repurchase of our common stock and construction of Encore at Wynn Las Vegas, and prior to December 31, 2005, for construction of Wynn Las Vegas.

[3]	Includes the current portion of long-term debt and the current portion of the required contract premium payments under our land concession contract at Wynn Macau.

ITEM 7.	MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion should be read in conjunction with, and is qualified in its entirety by, the consolidated financial statements and the notes thereto included elsewhere in this Annual Report on Form 10-K.

Overview

We are a developer, owner and operator of destination casino resorts. We currently own and operate Wynn Las Vegas, a destination casino resort in Las Vegas, Nevada, which opened on April 28, 2005, Encore at Wynn Las Vegas, a destination casino resort located adjacent to Wynn Las Vegas, which opened on December 22, 2008, and Wynn Macau, a destination casino resort in the Macau Special Administrative Region of the People’s Republic of China (“Macau”), which opened on September 6, 2006. We have also commenced construction of Encore at Wynn Macau, a further expansion of Wynn Macau. We believe Wynn Las Vegas and Encore at Wynn Las Vegas are the preeminent destination casino resorts on the Strip in Las Vegas. Until the opening of Wynn Las Vegas in 2005, we were solely a development stage company.

Our Resorts

The following table sets forth information about our operating properties as of February 2009:

	Hotel Rooms & Suites	Approximate Casino Square Footage	Approximate Number of Table Games	Approximate Number of Slots
Wynn Las Vegas	2,716	111,000	135	1,935
Encore at Wynn Las Vegas	2,034	72,000	95	835
Wynn Macau	600	205,000	370	1,250

Wynn Las Vegas

Wynn Las Vegas is located at the intersection of the Las Vegas Strip and Sands Avenue, occupies approximately 217 acres of land fronting the Las Vegas Strip and owns approximately 18 additional acres across Sands Avenue, a portion of which is utilized for employee parking.

Wynn Las Vegas currently features:

•	An approximately 111,000 square foot casino offering 24-hour gaming and a full range of games, including private baccarat salons, a poker room, and a race and sports book;

•	Luxury hotel accommodations in 2,716 spacious hotel rooms, suites and villas;

•	22 food and beverage outlets, including the AAA Five-Diamond, Mobil Five-Star and Michelin award-winning restaurant, Alex;

•	A Ferrari and Maserati automobile dealership;

•

Approximately 74,000 square feet of high-end, brand-name retail shopping, including stores and boutiques featuring Alexander McQueen, Brioni, Cartier, Chanel, Dior, Graff, Louis Vuitton, Manolo Blahnik, Oscar de la Renta, Vertu and others;

•	Recreation and leisure facilities, including an 18-hole golf course, five swimming pools, private cabanas and a full service spa and salon; and,

•	A showroom, two nightclubs and lounges.

In response to our evaluation of the completed Wynn Las Vegas project and the reactions of our guests, we began to make enhancements and refinements to Wynn Las Vegas in the third quarter of 2005 which continued throughout 2008.

Encore at Wynn Las Vegas

We opened Encore at Wynn Las Vegas on December 22, 2008. This resort is located on the Las Vegas Strip, immediately adjacent to and connected with Wynn Las Vegas. Encore at Wynn Las Vegas currently features:

•	An approximately 72,000 square foot casino offering 24-hour gaming and a full range of games, including private gaming salons and a sports book;

•	Luxury hotel accommodation in 2,034 all-suite rooms;

•	Twelve food and beverage outlets;

•	Approximately 27,000 square feet of high-end brand name retail shopping, including stores and boutiques featuring Hermes, Chanel and Rock & Republic;

•	Recreation and leisure facilities including swimming pools, private cabanas and a full service spa and salon; and

•	A showroom, nightclub and lounges.

Wynn Macau

We opened Wynn Macau on September 6, 2006 and we completed an expansion of this resort in December 2007. Wynn Macau currently features:

•	An approximately 205,000 square foot casino offering 24-hour gaming and a full range of games, including private gaming salons and a poker room;

•	Luxury hotel accommodations in 600 rooms and suites;

•	Casual and fine dining in five restaurants;

•

Approximately 46,000 square feet of high-end, brand-name retail shopping, including stores and boutiques featuring Bvlgari, Chanel, Dior, Dunhill, Fendi, Ferrari, Giorgio Armani, Gucci, Hermes, Hugo Boss, Louis Vuitton, Miu Miu, Piaget, Prada, Rolex, Tiffany, Van Cleef & Arpels, Versace, Vertu, Zegna and others;

•	Recreation and leisure facilities, including a health club, pool and spa; and

•	Lounges and meeting facilities.

We have commenced construction on a further expansion of Wynn Macau that will add a fully-integrated resort hotel named Encore at Wynn Macau, with approximately 400 luxury suites and four villas, as well as additional VIP gaming areas, food and beverage and retail amenities. We expect Encore at Wynn Macau to open in 2010.

In response to our evaluation of Wynn Macau and the reactions of our guests, we have and expect to continue to make enhancements and refinements to the property.

We operate Wynn Macau under a 20-year casino concession agreement granted by the Macau government in June 2002.

Future Development

Approximately 142 acres of land comprising Wynn Las Vegas and Encore at Wynn Las Vegas is currently improved with a golf course. While we may develop this property in the future; due to the current economic environment and certain restrictions in our credit facilities, we have no immediate plans to develop this property.

We have applied to the government of Macau for a land concession for approximately 52 acres on Cotai and are awaiting final governmental approval of this concession. No construction timeline or budget have been prepared.

Current Economic and Operating Environment

Due to a number of factors affecting consumers, including a slowdown in global economies, contracting credit markets, and reduced consumer spending, and new U.S. political leadership, the outlook for the gaming, travel, and entertainment industries both domestically and abroad remains highly uncertain. Auto traffic into Las Vegas, airline capacity and air travel to McCarran International airport have declined, resulting in lower casino volumes and a reduced demand for hotel rooms. This slow down was particularly significant in the fourth quarter of 2008 and has continued into the first quarter of 2009. Based on our experience in 2008 and current market conditions, we believe that Wynn Las Vegas and Encore at Wynn Las Vegas will continue to experience lower than historical hotel occupancy rates, room rates, casino volumes and accordingly lower departmental profitability. As a result of the current economic conditions, we have increasingly focused on efficiency initiatives that we began implementing at our Las Vegas properties and corporate in early 2009. These initiatives include reductions in pay for salaried employees in Las Vegas, reduced work weeks for full-time hourly employees, a substantial reduction of 2009 bonus accruals and a suspension of the employer match to the 401(k) contributions. We expect that these initiatives, along with other operational efficiencies, will save approximately $75-$100 million annually. We are continually reviewing the cost and efficiencies at our operating properties and corporate to identify further opportunities to reduce costs during these uncertain economic times. Wynn Macau has also been impacted by the slowing global economy and visa restrictions implemented in September 2008.

The factors described above accelerated through 2008 with fourth quarter results in Las Vegas significantly weaker than 2007. Additionally, in early 2009, we have experienced cancellation and attrition of group business at greater than historical levels.

Results of Operations

Our results of operations for the periods presented are not comparable for the following reasons:

•	On September 6, 2006, we opened Wynn Macau;

•	On September 11, 2006, Wynn Macau completed the sale of a Macau subconcession right and recognized a pre-tax gain of $899.4 million;

•	On December 24, 2007, we opened an expansion at Wynn Macau; and

•	On December 22, 2008, we opened Encore at Wynn Las Vegas.

Accordingly, our results of operations for the year ended December 31, 2008 include a full year of operations for the expansion at Wynn Macau and 10 days of operations for Encore at Wynn Las Vegas. The year ended December 31, 2006 includes a full year of operations for Wynn Las Vegas and 117 days of operations for Wynn Macau. In addition, we believe that our operating results at Wynn Las Vegas, Encore at Wynn Las Vegas and Wynn Macau for the year ended December 31, 2008 have been adversely impacted by the weakened global economy. Disruptions in the global financial and stock markets and reduced levels of consumer spending have and may continue to adversely impact our financial results. In addition, as noted above, visa restrictions have placed certain limitations on visitation to Macau. These restrictions have and will continue to adversely impact visitation to Macau by residents of mainland China.

The table below displays our net revenues for the years ended December 31, 2008, 2007 and 2006 (amounts in thousands):

	For the Years Ended December 31,
	2008	2007	2006
Net revenues:
Wynn Las Vegas, including Encore	$1,098,889	$1,295,381	$1,138,549
Wynn Macau	1,888,435	1,392,138	293,708

Total Net revenues	$2,987,324	$2,687,519	$1,432,257

Reliance on only three properties (in two geographic regions) for our operating cash flow exposes us to certain risks that competitors, whose operations are more diversified, may be better able to control. In addition to the concentration of operations in three properties, many of our customers are high-end gaming customers who wager on credit, thus exposing us to increased credit risk. High-end gaming also increases the potential for variability in our results.

Operating Measures

Certain key operating statistics specific to the gaming industry are included in our discussion of our operational performance for the periods for which a Consolidated Statement of Income is presented. There are two methods used to calculate win percentage in the casino industry. In Las Vegas and in the general casino at Wynn Macau, customers primarily purchase gaming chips from gaming tables. The cash and net markers used to purchase the gaming chips from gaming tables are deposited in the gaming table’s drop box. This is the base of measurement that we use in the casino at Wynn Las Vegas and in the general casino at Wynn Macau.

In our VIP casino at Wynn Macau, customers primarily purchase non-negotiable chips from the casino cage and there is no deposit into a gaming table drop box as with the general casino. Non-negotiable chips can only be used to make wagers. Winning wagers are paid in cash chips. However, the loss of the non-negotiable chips in the VIP casino is recorded as turnover and provides a base for measuring VIP casino win percentage. Because of this difference in chip purchase activity, the measurement base used in the general casino is not applicable to the VIP casino. It is customary in Macau to measure high-limit casino play using this method.

The measurement method in Las Vegas and in the general casino at Wynn Macau effectively tracks the initial purchase of chips while the measurement method in the VIP casino at Wynn Macau effectively tracks the sum of all losing wagers. Accordingly, the base measurement in the VIP casino is much larger than the general casino. As a result, the expected win percent with the same amount of gaming win (numerator) is smaller in the VIP casino at Wynn Macau as opposed to the general casino in Las Vegas and Macau.

The difference between the expected win percentages for general casino activity in Las Vegas versus Macau is primarily due to the difference in the mix of table games between the two casinos. Each type of table game has its own theoretical win percentage. The life to date win percentage for Wynn Las Vegas is 22.4% whereas the life to date win percentage for Wynn Macau is 19.0%.

Below are definitions of the statistics discussed:

•	Table games win is the amount of drop or turnover that is retained and recorded as casino revenue.

•	Drop is the amount of cash and net markers issued that are deposited in a gaming table’s drop box.

•	Turnover is the sum of all losing Rolling Chip wagers within our Wynn Macau VIP program.

•	Rolling Chips are identifiable chips that are used to track VIP wagering volume (turnover) for purposes of calculating incentives.

•	Slot win is the amount of handle (representing the total amount wagered) that is retained by us and is recorded as casino revenue.

•	Average Daily Rate (“ADR”) is calculated by dividing total room revenue (less service charges, if any) by total rooms occupied.

•	Revenue per Available Room (“REVPAR”) is calculated by dividing total room revenue (less service charges, if any) by total rooms available.

Financial Results for the Year Ended December 31, 2008 Compared to the Year Ended December 31, 2007

Revenues

Net revenues for the year ended December 31, 2008 are comprised of $2,261.9 million in casino revenues (75.7% of total net revenues) and $725.4 million of net non-casino revenues (24.3% of total net revenues). Net revenues for the year ended December 31, 2007 were comprised of $1,949.9 million in casino revenues (72.6% of total net revenues) and $737.6 million of net non-casino revenues (27.4% of total net revenues). Encore at Wynn Las Vegas, which opened on December 22, 2008, did not significantly impact our results of operations for the year ended December 31, 2008.

Casino revenues are comprised of the net win from our table games and slot machine operations. Casino revenues for the year ended December 31, 2008 of approximately $2,261.9 million represents a $312 million (or 16%) increase from casino revenues of $1,949.9 million for the year ended December 31, 2007. At Wynn Las Vegas, including Encore at Wynn Las Vegas, we experienced a $162.6 million decrease in casino revenues compared to the prior year due to a 7.1% decrease in drop and a decrease in our table games win percentage. Our table games win percentage (before discounts) for the year ended December 31, 2008 was 20.0%, which was below the expected range of 21% to 24% and compares to 25.3% for the prior year. Slot handle at Wynn Las Vegas, including Encore at Wynn Las Vegas, decreased 12.9% during the year ended December 31, 2008 as compared to 2007, and the slot win percentage was within the expected range of 4.5% to 5.5%. As noted earlier, we believe the decrease in casino volumes reflect the overall slowdown in the global economy partially offset by the opening of Encore at Wynn Las Vegas. In the fourth quarter of 2008, casino revenue at Wynn Las Vegas, including Encore at Wynn Las Vegas, declined 43.3% compared to the fourth quarter of 2007 as a result of a decrease in table games drop of 20.2% and a decline in our table games win percentage to 15.3% compared to 23.5% in the prior year fourth quarter. Slot handle at Wynn Las Vegas, including Encore at Wynn Las Vegas, decreased 22.7% during the fourth quarter of 2008 compared to the fourth quarter of 2007.

Casino revenues at Wynn Macau increased $474.7 million during the year ended December 31, 2008, compared to the prior year. At Wynn Macau, we experienced a 47.4% increase in turnover in the VIP casino segment and our win as a percent of turnover was 3%, which is at the high end of our expected range of 2.7% to 3% compared to 3.1% in the prior year. Our VIP casino segment win as a percent of turnover includes a nominal beneficial effect attributable to non-rolling chip play. In our general casino at Wynn Macau, drop increased 14.2% when compared to the prior year and the table games win percentage was 19.6%, which is within the expected range of 18% to 20%. The table game win percentage at Wynn Macau for the year ended December 31, 2007 was 19%. Slot handle at Wynn Macau increased 79.5% compared to the prior year and the slot win percentage was within the expected range of 4.5% to 5.5%. The increase in casino revenue at Wynn Macau is a result of growth during the first nine months of the year in the Macau market as well as our casino expansion which opened in December 2007. We expect that this rapid growth in the Macau market will slow due to the overall slowdown in the global economy and visa restrictions that went into effect in September 2008 which limit visitation to Macau by certain residents of mainland China.

For the year ended December 31, 2008, total room revenues were approximately $326.7 million, a $12.7 million decrease compared to the year ended December 31, 2007. Room revenue at Wynn Las Vegas, including Encore at Wynn Las Vegas, decreased approximately $17.2 million compared to the prior year due to lower occupancy and lower rates, while room revenue at Wynn Macau increased approximately $4.5 million due to increased rates. In the fourth quarter of 2008, room revenue at Wynn Las Vegas, including Encore at Wynn Las Vegas, declined by 14% as our occupancy percentage declined 14.6% and the average daily rate declined 6%, all compared to the fourth quarter of 2007. Room rates have continued to decline as the economic slowdown reduces demand for our product.

The table below sets forth key operating measures related to room revenue for Wynn Macau and Wynn Las Vegas, including Encore at Wynn Las Vegas.

	Year Ended December 31,
	2008	2007
Average Daily Rate
Las Vegas	$288	$300
Macau	275	251
Occupancy
Las Vegas	91.8%	96.0%
Macau	87.3%	88.8%
REVPAR
Las Vegas	$265	$288
Macau	240	223

Other non-casino revenues for the year ended December 31, 2008 included food and beverage revenues of approximately $358.7 million, retail revenues of approximately $147.9 million, entertainment revenues of approximately $66.2 million, and other revenues from outlets such as the spa and salon, of approximately $56 million. Other non-gaming revenues for the year ended December 31, 2007 included food and beverage revenues of approximately $354 million, retail revenues of approximately $123.4 million, entertainment revenues of approximately $64.5 million, and other revenues from outlets, including the spa and salon, of approximately $57.3 million. The increase in food and beverage revenues and retail revenues were primarily driven by our Macau operations and to a lesser extent 10 days of operations of Encore at Wynn Las Vegas, offset by decreases at Wynn Las Vegas due to the economic factors noted earlier. General growth in the Macau market and our expansion, which opened in December 2007 (including additional retail outlets), were primarily responsible for the increases. As noted earlier, we do not expect this growth to continue in the general Macau market due to the slowdown in the global economy, visa restrictions and increased casino and hotel capacity recently introduced or expected to be introduced in the near future to the market. Entertainment revenues increased approximately $10.9 million from Le Rêve at Wynn Las Vegas, offset by a decrease of $9.2 million due to the closure of Spamalot in mid-July 2008. Together with the producers, we elected to end Spamalot’s run at Wynn Las Vegas in July 2008 pursuant to the terms of our contract. We have renovated the theater and on February 10, 2009, it reopened as the Encore Theater featuring Danny Gans.

Departmental, Administrative and Other Expenses

During the year ended December 31, 2008, departmental expenses included casino expenses of $1,491 million, rooms expenses of $78.2 million, food and beverage expenses of $207.3 million, and entertainment, retail and other expenses of $161.9 million. Also included are general and administrative expenses of approximately $319.3 million and approximately $49.4 million charged as a provision for doubtful accounts receivable. During the year ended December 31, 2007, departmental expenses included casino expenses of $1,168.1 million, room expenses of $83.2 million, food and beverage expenses of $212.6 million, entertainment, retail and other expenses of $161.1 million, general and administrative expenses of approximately $310.8 million and approximately $36.1 million charged as a provision for doubtful accounts receivable. Casino expenses have increased over the prior year primarily related to the increased revenue at Wynn Macau as noted above, including the 39 percent gross win tax on casino revenues. Our casino revenues at Wynn Macau increased significantly during 2008 due to our expansion of that facility, which opened in December 2007, and general growth in the

Macau market. Our revenues at Wynn Macau are subject to a 39% gross win tax whereas our Las Vegas revenues are subject to a 6.75% gross win tax. As a result, the ratio of casino departmental expenses to casino revenue is higher in Macau than Las Vegas. Macau accounted for a greater percentage of total casino revenue in 2008. Accordingly, casino expenses as a percent of casino revenues to increase when comparing the results for the year ended December 31, 2008 to the year ended December 31, 2007.

Room expenses decreased $5 million during the year ended December 31, 2008 compared to 2007. During both periods, Wynn Las Vegas had 2,716 rooms and Wynn Macau had 600 rooms. On December 22, 2008, we opened Encore at Wynn Las Vegas (“Encore”), which has 2,034 rooms. The addition of Encore for 10 days during the year ended December 31, 2008 had an immaterial impact on our room expenses for the year ended December 31, 2008. The decrease experienced was primarily a result of reduced occupancy at Wynn Las Vegas due to the current economic environment.

Food and beverage expenses decreased $5.3 million during the year ended December 31, 2008, compared to the year ended December 31, 2007, while food and beverage revenues increased $4.7 million. During 2008, we provided more complimentary food and beverage service to our casino guests compared to 2007. As disclosed in Note 2, Summary of Significant Accounting Policies, the retail value of food and beverage furnished to guests without charge is included in gross food and beverage revenues and then is deducted as promotional allowances in our Consolidated Statements of Income. In accordance with industry practice, the estimated cost of providing such complimentary food and beverage is charged to the department that benefits from the issuance of the complimentary service, which is primarily the casino department. This resulted in a decrease in food and beverage expense while gross food and beverage revenues increased.

General and administrative expenses have increased primarily related to the opening of our expansion of Wynn Macau in December 2007, offset by a decrease in employee bonuses in Las Vegas. The provision for doubtful accounts increased during the year ended December 31, 2008 compared to 2007, primarily due to an increase in reserves established in light of the current global economic uncertainty.

Pre-opening costs

Pre-opening costs for the year ended December 31, 2008 were $72.4 million compared to $7.1 million for the year ended December 30, 2007. Pre-opening costs incurred during the year ended December 31, 2008 related to Encore at Wynn Las Vegas. Pre-opening costs related to Encore at Wynn Las Vegas ceased once it opened on December 22, 2008.

Depreciation and amortization

Depreciation and amortization for the year ended December 31, 2008 was $263.2 million, an increase of $43 million when compared to the year ended December 31, 2007, primarily due to (i) depreciation expense associated with the opening of the expansion of Wynn Macau, a portion of which opened in September 2007, and the remainder which opened in December 2007; (ii) shortened estimated lives, beginning in March 2008, of certain hotel room furniture, fixtures and equipment at Wynn Las Vegas based on a planned room renovation; and (iii) the opening of Encore at Wynn Las Vegas. In light of current economic conditions, the room renovation at Wynn Las Vegas has been postponed.

During the construction of our properties, costs incurred in the construction of the buildings, improvements to land and the purchases of assets for use in operations were capitalized. Once these properties opened, their assets were placed into service and we began recognizing the associated depreciation expense. Depreciation expenses will continue throughout the estimated useful lives of these assets. In addition, we continually evaluate the useful lives of our property and equipment, intangibles and other assets and adjust them when warranted.

The maximum useful life of assets at Wynn Macau is the remaining life of the gaming concession or land concession, which currently expire in June 2022 and 2029, respectively. Consequently, depreciation related to Wynn Macau is charged on an accelerated basis when compared to Wynn Las Vegas and Encore at Wynn Las Vegas.

Property charges and other

Based upon our evaluation of our completed properties and the reactions of our guests, we have made and continue to make enhancements and refinements to our properties. Costs relating to assets retired or abandoned as a result of these enhancements and remodel efforts are expensed as property charges. Property charges and other for the year ended December 31, 2008 were $32.6 million compared to approximately $70.2 million for the year ended December 31, 2007. Property charges and other for the year ended December 31, 2008 included $17.8 million of costs associated with Spamalot at Wynn Las Vegas which closed in mid-July 2008. Together with the producers, we elected to end the show’s run at Wynn Las Vegas pursuant to the contract. The charge includes production rights that were included in intangible assets, show production costs that were included in other assets and certain other property and equipment. We also incurred a charge of $3.6 million related to the abandonment of certain existing floor space at Wynn Macau to begin construction on a new restaurant. The remaining property charges were related to miscellaneous renovations and abandonments at both Wynn Las Vegas and Wynn Macau.

Property charges and other for the year ended December 31, 2007 included the following charges at Wynn Macau: (a) a $10 million charge for the abandonment of our parking garage to make way for Encore at Wynn Macau, (b) a $10.2 million charge related to abandonment costs for portions of the main kitchen, warehouse and restaurants to enable the main casino to be connected with the expansion that opened in December 2007, (c) a $22.1 million charge related to significant casino and retail reconfigurations in the expansion that opened in December 2007, and (d) a $15.5 million charge related to the abandonment of a theater. The remaining property charges were related to renovations to portions of the Le Rêve Theater, the abandonment of a marquee sign and the conversion of two retail outlets and a nightclub at Wynn Las Vegas, as well as the remodeling of certain areas at Wynn Macau. Offsetting these charges for the year ended December 31, 2007 was a gain of $9.4 million on the sale of a company aircraft.

We expect to continue to remodel and make enhancements at our properties.

Other non-operating costs and expenses

Interest income decreased by $25.8 million to $21.5 million for the year ended December 31, 2008 from $47.3 million for the year ended December 31, 2007. This decrease was primarily due to a decrease in interest rates as compared to the prior year. During 2008, the Company’s short-term investment strategy was primarily to preserve capital while retaining sufficient liquidity. Accordingly, our short-term investments were primarily in investments in U.S. Treasury Bills with a maturity of three months or less.

Interest expense was $172.7 million, net of capitalized interest of $87.4 million, for the year ended December 31, 2008, compared to $145.2 million, net of capitalized interest of $46 million, for the year ended December 31, 2007. Interest expense increased approximately $43.4 million due to borrowings under the $1 billion Wynn Resorts term loan facility drawn in late 2007, approximately $24.1 million related to the additional $400 million Wynn Las Vegas first mortgage notes issued in November 2007 and approximately $12 million net on borrowings from our Wynn Las Vegas, Wynn Macau and other credit facilities. These increases were offset by approximately $10.6 million less interest expense due to the conversion of the Debentures in July 2007 and an increase of $41.4 million in capitalized interest related to our construction activities. In future periods, interest expense will increase significantly as we no longer capitalize such costs related to Encore at Wynn Las Vegas.

Our interest rate swaps are accounted for in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 133, “Accounting for Derivative Instruments and Hedging Activities”, as amended. The fair value of our interest rate swaps are recorded as either assets or liabilities in the accompanying Consolidated Balance Sheets. Changes in the fair value of our interest rate swaps are recorded as an increase (or decrease) in swap fair value in each period. We recorded a net expense of approximately $31.5 million for the year ended December 31, 2008 due to the net decrease in the fair value of our interest rate swaps from December 31, 2007 to December 31, 2008. During the year ended December 31, 2007, we recorded a net expense of $6 million due to the net decrease in the fair value of interest rate swaps between December 31, 2006 and December 31, 2007. For further information on our interest rate swaps, see Item 7A – “Quantitative and Qualitative Disclosures about Market Risk.”

Gain (Loss) on Extinguishment of Debt

In November 2008, the Company purchased $625 million principal amount of its outstanding loans under the $1 billion Wynn Resorts term loan facility at a discounted price of 95.375%. This resulted in the retirement of $625 million of principal for a payment of $596.1 million. In connection with this transaction, we recorded a gain of $22.3 million on early retirement of debt, net of the write-off of unamortized debt issue costs and fees.

On June 15, 2007, we announced that we had called for redemption on July 20, 2007, all of the then outstanding principal amount of our 6% Convertible Subordinated Debenture, due July 15, 2015 (the “Debentures”). Prior to redemption, in July 2007 all of the holders converted their Debentures into shares of the Company’s common stock. As a result, in July 2007, the outstanding Debentures were converted into 9,744,680 shares of the Company’s common stock. In accordance with accounting standards, we recorded a loss on extinguishment of $93.4 million, which represents the difference between the fair value of the liability component immediately prior to extinguishment and the carrying amount of the liability on such date.

Other represents the loss recognized in connection with foreign currency remeasurements of assets and liabilities in Macau that are not denominated in the local currency.

Income Taxes

During the year ended December 31, 2008, we recorded a current tax provision of $1.9 million and a deferred tax benefit of $63.5 million.

During the year ended December 31, 2008, the Company completed a study of the taxes, levies and obligations assessed on operations of Wynn Macau under Macau law and its Macau Gaming Concession. As a result, the Company recognized tax benefits of $722 million (net of valuation allowance increases) for foreign tax credits applicable to the earnings of Wynn Macau. Of the $722 million, $650.6 was used to offset 2008 U.S. income tax expense incurred as a result of the repatriation of Wynn Macau earnings and $71.4 million (net of valuation allowance) is recorded as deferred tax asset. As of December 31, 2008, the Company has no earnings in foreign subsidiaries that are considered permanently invested.

Our effective tax rate/(benefit) for the year ended December 31, 2008, was (41.3%). This rate was 76.3 percentage points lower than the U.S. Federal rate of 35%, primarily due to the repatriation of foreign earnings and related foreign tax credits, a domestic operating loss, and the tax holiday applicable to the earnings of Wynn Macau, S.A..

Effective September 6, 2006, Wynn Macau, S.A. received a 5-year exemption from Macau’s 12% Complementary Tax on casino gaming profits. Accordingly, we were exempted from the payment of approximately $27.7 million in such taxes for the year ended December 31, 2008. Our non-gaming profits remain subject to the Macau Complementary Tax and casino winnings remain subject to the Macau Special Gaming tax and other levies (at a rate equal to 39%) in accordance with its concession agreement.

Financial results for the year ended December 31, 2007 compared to financial results for the year ended December 31, 2006.

Revenues

Net revenues for the year ended December 31, 2007 were comprised of $1,949.9 million in casino revenues (72.6% of total net revenues) and $737.6 million of net non-casino revenues (27.4% of total net revenues). Net revenues for the year ended December 31, 2006 were comprised of $800.6 million in casino revenues (55.9% of total net revenues) and $631.7 million of net non-casino revenues (44.1% of total net revenues). The quality of our resorts’ non-casino amenities, combined with providing guests an unparalleled total resort experience, has driven a premium in our properties’ ADR as well as increased the length of casino play, but the majority of revenue from Wynn Macau continues to be generated in the casino segment.

Casino revenues for the year ended December 31, 2007 of approximately $1,949.9 million represents approximately a $1,149.3 million (or 143.6%) increase from casino revenues of $800.6 million for the year ended December 31, 2006. The year ended December 31, 2007 includes a full year of Wynn Macau’s operations, compared to only 117 days in 2006. At Wynn Las Vegas, we experienced a 14.6% increase in drop for the year ended December 31, 2007 and the average table games win percentage (before discounts) of 25.3% was above the expected range of 21% to 24%. Table games win percentage was 22.1% for the year ended December 31, 2006. Slot handle at Wynn Las Vegas increased less than 1% during the year ended December 31, 2007 as compared to 2006, and the slot win percentage was within the expected range of 4.5% to 5.5%. Wynn Macau’s win percentage for the VIP casino segment of 3.1% for the year ended December 31, 2007, was just above the expected range of 2.7% to 3.0%. The average table games win percentage at the general casino at Wynn Macau of 19% was at the top of the expected range of 17% to 19%. Wynn Macau’s slot win percentage was within the expected range of 4.5% to 5.5%.

For the year ended December 31, 2007, room revenues were approximately $339.4 million, which represents a $56.3 million (or 19.9%) increase over the $283.1 million generated in the year ended December 31, 2006. Wynn Macau generated $38.8 million of this increase in room revenue during the year ended December 31, 2007, its first full year of operations. The table below sets forth key operating measures related to room revenue.

	Year Ended December 31,
	2007	2006
Average Daily Rate
Wynn Las Vegas	$300	$287
Wynn Macau	251	238
Occupancy
Wynn Las Vegas	96.0%	94.4%
Wynn Macau	88.8%	80.6%
REVPAR
Wynn Las Vegas	$288	$271
Wynn Macau	223	192

Other non-casino revenues for the year ended December 31, 2007 included food and beverage revenues of approximately $354 million, retail revenues of approximately $123.4 million, entertainment revenues of approximately $64.5 million, and other revenues from outlets such as the spa and salon, of approximately $57.3 million. Other non-casino revenues for the year ended December 31, 2006 included food and beverage revenues of approximately $309.8 million, retail revenues of approximately $86.9 million, entertainment revenues of approximately $66.3 million, and other revenues from outlets, including the spa and salon, of approximately $52 million. The full year of operations at Wynn Macau during 2007 compared to only 117 days in 2006 was the primary contributor to the increase in the food and beverage, retail and other revenues. Entertainment revenues decreased slightly due to the closure of the Le Réve theater during March 2007 for renovations.

Departmental, administrative and other expenses

During the year ended December 31, 2007, departmental expenses included casino expenses of $1,168.1 million, rooms expenses of $83.2 million, food and beverage expenses of $212.6 million, and entertainment, retail and other expenses of $161.1 million. Also included are general and administrative expenses of approximately $310.8 million and approximately $36.1 million charged as a provision for doubtful accounts receivable. During the year ended December 31, 2006, departmental expenses included casino expenses of $439.9 million, room expenses of $73.9 million, food and beverage expenses of $194.4 million, and entertainment, retail and other expenses of $134.5 million. Also included are general and administrative expenses of approximately $231.5 million and approximately $21.2 million charged as a provision for doubtful accounts receivable. The increase in expenses is due primarily to the inclusion of a full year of operations of Wynn Macau, including the 39 percent gross win tax on casino revenue, and increases in Wynn Las Vegas expenses commensurate with the increase in revenues.

Pre-opening costs

Pre-opening costs for the year ended December 31, 2007 of $7.1 million decreased by $55.7 million when compared to the year ended December 31, 2006, primarily due to the opening of Wynn Macau in 2006. Pre-opening costs incurred during the year ended December 31, 2007 related to advertising costs associated with the opening of “Monty Python’s Spamalot” at Wynn Las Vegas as well as costs related to Encore and the expansion of Wynn Macau.

Depreciation and amortization

Depreciation and amortization for the year ended December 31, 2007 of $220.3 million increased by $44.5 million when compared to the year ended December 31, 2006, primarily due to a full year of depreciation expense associated with Wynn Macau as well as the placement into service of Wynn Macau’s expansion.

During the construction of Wynn Las Vegas and Wynn Macau, costs incurred in the construction of the buildings, improvements to land and the purchases of assets for use in operations were capitalized. Once these properties opened, their assets were placed into service and we began recognizing the associated depreciation expense. The depreciation expenses will continue throughout the estimated useful lives of these assets. In addition, we continually evaluate the useful lives of our property and equipment, intangibles and other assets. When circumstances require a revision to those estimates of useful life, we adjust them accordingly.

The maximum useful life of assets at Wynn Macau is the remaining life of the gaming concession or land concession, which currently expire in June 2022 and 2029, respectively. Consequently, depreciation related to Wynn Macau is charged on an accelerated basis when compared to Wynn Las Vegas.

Contract termination fee

In February 2006, we agreed with the producers of Avenue Q to end Avenue Q’s exclusive Las Vegas run at Wynn Las Vegas’ Broadway Theater at the end of May 2006. To terminate the contract, we paid a termination fee of $5 million.

Property charges and other

In response to our evaluation of the completed Wynn Las Vegas and Wynn Macau properties and the reactions of our guests, we have made and continue to make enhancements and refinements to our properties. Costs relating to assets retired or abandoned as a result of these enhancements and remodel efforts for the year ended December 31, 2007 of $70.2 million have been expensed as property charges. Property charges and other for the year ended December 31, 2007 included the following charges at Wynn Macau: (a) a $10 million charge for the abandonment of our parking garage to make way for Encore at Wynn Macau, (b) a $10.2 million charge related to abandonment costs for portions of the main kitchen, warehouse and restaurants to enable the main casino to be connected with the expansion that opened in December 2007, (c) a $22.1 million charge related to significant casino and retail reconfigurations in the expansion that opened in December 2007, and (d) a $15.5 million charge related to the abandonment of a theater. The remaining property charges were related to renovations to portions of the Le Rêve Theater, the abandonment of a marquee sign and the conversion of two retail outlets and a nightclub at Wynn Las Vegas, as well as the remodeling of certain areas at Wynn Macau. Offsetting these charges for the year ended December 31, 2007 is a gain of $9.4 million on the sale of a company aircraft.

During the year ended December 31, 2006, we remodeled the six North Fairway Villas, several areas of the retail promenade, a portion of the baccarat area to feature a casino bar, improved public baccarat space and private baccarat salons and converted the Keno lounge to a retail outlet for womens’ accessories at Wynn Las Vegas. In December 2006, Wynn Macau donated an early Ming dynasty vase to the Macau Museum. We purchased the vase in May 2006 for approximately $10.1 million. The vase had been on public display at Wynn Macau prior to its donation to the museum. The $10.1 million expense for the donation of the Ming Vase is included in Property charges and other for the year ended December 31, 2006.

Other non-operating costs and expenses

Interest income increased by $0.2 million to $47.3 million for the year ended December 31, 2007 compared to the year ended December 31, 2006.

Interest expense was $145.2 million, net of capitalized interest of $46 million, for the year ended December 31, 2007 compared to $150.7 million, net of capitalized interest of $31.9 million, for the year ended December 31, 2006. Total interest cost increased approximately $10.7 million due to our $1 billion Wynn Resorts term loan facility, approximately $4.4 million related to the additional $400 million Wynn Las Vegas first mortgage notes issued in November 2007 and approximately $2.0 million related to borrowings under our existing credit facilities and other debt. These increases were offset by approximately $8.5 million less interest due to the conversion of the Debentures in July 2007, as well as an increase of $14.1 million in capitalized interest related to our construction activities.

Our interest rate swaps are accounted for in accordance with SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities”, as amended. The fair value of our interest rate swaps are recorded as either assets or liabilities. Changes in the fair value of our interest rate swaps are recorded as an increase (or decrease) in swap fair value in each period. We recorded an expense of approximately $6 million for the year ended December 31, 2007 resulting from the decrease in the fair value of our interest rate swaps from December 31, 2006 to December 31, 2007. During the year ended December 31, 2006 we recorded a gain of $1.2 million resulting from the increase in the fair value of interest rate swaps between December 31, 2005 and December 31, 2006. For further information on our interest rate swaps, see Item 7A “Quantitative and Qualitative Disclosures about Market Risk”.

Gain on sale of subconcession right

On March 4, 2006, we entered into an agreement with Publishing & Broadcasting, Ltd. (PBL) pursuant to which we agreed to sell to PBL for $900 million, the right to negotiate with the government of Macau for a subconcession to allow PBL to operate casinos in Macau.

On September 8, 2006, the government of Macau approved the subconcession and on September 11, 2006, PBL paid $900 million in cash to Wynn Macau, S.A. for the subconcession right. As a result of the sale and the subconcession awarded to PBL by the government of Macau, we have no continuing rights or obligations with respect to the subconcession. All rights and obligations under the subconcession are between PBL and the government of Macau. The proceeds from this sale, net of related costs, are recorded as gain on sale of subconcession right, net in our Consolidated Statement of Income for the year ended December 31, 2006.

Loss from extinguishment of debt

On June 15, 2007, we announced that we had called for redemption on July 20, 2007, all of the then outstanding principal amount of our 6% Convertible Subordinated Debenture, due July 15, 2015 (the “Debentures”). Prior to redemption, in July 2007 all of the holders converted their Debentures into shares of the

Company’s common stock. As a result, in July 2007, the outstanding Debentures were converted into 9,744,680 shares of the Company’s common stock. In accordance with accounting standards, we recorded a loss on extinguishment of $93.4 million, which represents the difference between the fair value of the liability component immediately prior to extinguishment and the carrying amount of the liability on such date.

During the year ended December 31, 2006, 1,124,862 shares of common stock were issued to holders of the Debentures upon conversion. In accordance with accounting standards, we recorded a loss on extinguishment of $12.5 million, which represents the difference between the fair value of the liability component immediately prior to conversion and the carrying amount of the liability on such date.

Income taxes

Our effective tax rate of 15.4% was lower than the U.S. Federal rate of 35% primarily due to the portion of Macau earnings that we consider permanently invested abroad, the lower tax rates applicable to our foreign income, and the tax holiday applicable to the earnings of Wynn Macau S.A. as described below.

Effective December 31, 2006, Wynn Macau, S.A. received a 5-year exemption from Macau’s 12% Complementary Tax on casino gaming profits. Accordingly, for the years ended December 31, 2007 and 2006, we were exempted from the payment of approximately $26.4 million and $4.7 million, respectively, in such taxes. Our non-gaming profits remain subject to the Macau Complementary Tax and our casino winnings remain subject to the Macau Special Gaming tax and other levies in accordance with its concession agreement.

Liquidity and Capital Resources

Cash Flow from Operations

Net cash provided from operations for the year ended December 31, 2008 was $523.2 million compared to $660.6 million provided by operations for the year ended December 31, 2007. The $137.4 million decrease in cash provided by operations for the year ended December 31, 2008, compared to the year ended December 31, 2007 was primarily due to 1) an approximate $60 million increase in the pre-opening costs related to the opening of Encore at Wynn Las Vegas, 2) a $25 million decrease in interest income received due to lower average interest rates, 3) a $22 million decrease in operating margins due to the current economic environment, and 4) an $11 million increase in cash paid for interest as a result of our increased debt balances. These decreases along with other working capital expenditures primarily associated with the opening of Encore contributed to lower operating cash flows in 2008 as compared to 2007.

Capital Resources

We require a certain amount of cash on hand for operations. At December 31, 2008, we had approximately $1.1 billion of cash and cash equivalents available for operations, debt service and retirement, development activities, general corporate purposes, enhancements to our properties, funding the remaining construction and retention payables related to Encore at Wynn Las Vegas (approximately $202 million) and to support the development and construction costs of Encore at Wynn Macau. Approximately $662.3 million of our cash balance is held by Wynn Resorts, Limited, which is not a guarantor of the debt of its subsidiaries, including Wynn Las Vegas, LLC and Wynn Macau, S.A. In addition, as of December 31, 2008, we had availability under our Wynn Macau Senior Revolving Credit Facility of $500 million. On February 4, 2009, we borrowed this remaining availability of $500 million under the Wynn Macau Senior Revolving Credit Facility and increased our cash balances accordingly. Except for scheduled quarterly payments on two notes payable, we have no outstanding debt maturities until June 2010. We believe that cash flow from operations and our existing cash balances will be adequate to satisfy our anticipated uses of capital during 2009. However, due to the negative business trends discussed herein, our Las Vegas and Wynn Macau cash flows from operations may continue to significantly decrease which may require additional financing. We cannot provide assurance that future borrowings will be available.

Cash and cash equivalents include investments in U.S. Treasury Bills and bank time deposits, all with maturities of less than 90 days.

Investing Activities

Capital expenditures were approximately $1.3 billion for the year ended December 31, 2008 and related primarily to the construction of Encore at Wynn Las Vegas and Encore at Wynn Macau.

Encore at Wynn Las Vegas

On April 28, 2006, we commenced construction on Encore at Wynn Las Vegas which opened on December 22, 2008. Total costs of the project did not exceed our project budget of approximately $2.3 billion for Encore at Wynn Las Vegas and related capital improvements. The project has been funded with proceeds from our Wynn Las Vegas Credit Facilities and operating cash flow from Wynn Las Vegas. To the extent additional funds are required to pay the remaining construction and retention payables or other needs, we anticipate that we will fund these amounts by additional equity contributions to Wynn Las Vegas, LLC. Subsequent to December 31, 2008, Wynn Resorts made $100 million of such contributions.

Encore at Wynn Macau

In June 2007, we commenced construction on Encore at Wynn Macau, a further expansion of Wynn Macau. Encore at Wynn Macau is a second hotel tower for Wynn Macau situated on top of a new low-rise podium. We expect Encore at Wynn Macau to open in 2010.

Design of the project continues to progress and current construction activities as of February 2009 include the following:

•	The tower portion of the low-rise podium is under construction and the tower has reached the 41st floor;

•	Exterior glass installation has reached the 20th floor;

•	Interior fit-out has commenced;

•	The basement structure has been completed; and

•	The central plant (located on the roof of Wynn Macau) is complete.

In July 2007, Wynn Macau S.A. issued a notice to proceed and on November 8, 2007, executed a guaranteed maximum price contract for $347.8 million with Leighton Contractors (Asia) Limited, China State Construction Engineering (Hong Kong) Limited and China Construction Engineering (Macau) Company Limited, acting together as the general contractor for the construction of the Encore at Wynn Macau.

We expect total development and construction costs to be approximately $700 million for Encore at Wynn Macau. We anticipate that the project budget will be funded from our cash flow from operations at Wynn Macau and funds drawn on February 4, 2009 from our Wynn Macau Senior Revolving Credit Facilities.

As of December 31, 2008, we had incurred approximately $202 million of project costs related to the development and construction of Encore at Wynn Macau.

Financing Activities

Wynn Resorts, Limited

On June 6, 2007, our Board of Directors authorized an equity repurchase program of up to $1.2 billion. On July 10, 2008, our Board of Directors authorized an increase of $500 million to the previously announced equity repurchase program bringing the total authorized to $1.7 billion. The repurchase program may include repurchases from time to time through open market purchases, in privately negotiated transactions, and under plans complying with Rules 10b5-1 and 10b-18 under the Exchange Act. During the year ended December 31, 2008, we repurchased 10,915,633 shares at a net cost of $940.1 million. As of December 31, 2008, we had repurchased a total of 12,804,954 shares of our common stock for a net cost of $1.1 billion under the program.

Restricted cash decreased approximately $500 million during the year ended December 31, 2008, as such cash was used to purchase shares of our stock as discussed above.

On June 21, 2007, we entered into a $1 billion term loan facility (the “Term Loan”). The Term Loan was available to fund (a) our equity repurchase program announced on June 7, 2007 and (b) up to $350 million for general corporate purposes. All amounts under this facility were borrowed as of December 31, 2007 and no additional amounts are available. On November 26, 2008, we purchased $625 million of the loans at a discounted price of 95.375%, resulting in the retirement of $625 million of principal at a cost of $596.1 million. The remaining $375 million will mature and be payable on June 21, 2010.

At our election, the Term Loan accrues interest at either LIBOR or a Base Rate, plus a borrowing margin as described below. Interest on LIBOR loans is payable at the end of the applicable interest period in the case of interest periods of one, two or three months, and every three months in the case of interest periods of nine months or longer. Base Rate loans bear interest at (a) the greater of (i) the rate most recently announced by Deutsche Bank as its “prime rate,” or (ii) the Federal Funds Rate plus  1/2 of 1% per annum; plus (b) a borrowing margin as described below. Interest on Base Rate loans are payable quarterly in arrears. The borrowing margin is 2.25% for LIBOR loans and 1% for Base Rate loans, if our net liquidity is equal to or greater than $400 million and 2.50% for LIBOR loans and 1.25% for Base Rate loans, if our net liquidity is less than $400 million. For borrowings under the Term Loan, we have historically elected interest at LIBOR plus a margin of 2.25% on the outstanding balance.

On November 18, 2008, we completed a secondary common stock offering of 8 million shares resulting in net proceeds of $344.3 million. These funds were included in our cash and cash equivalents as of December 31, 2008.

Wynn Las Vegas and Encore at Wynn Las Vegas

As of December 31, 2008, our Wynn Las Vegas credit facilities consist of a $900 million revolving credit facility (the “Wynn Las Vegas Revolver”) and $225 million term loan facility (the “Wynn Las Vegas Term Loan”) (together, the “Wynn Las Vegas Credit Facilities”). For borrowings under the Wynn Las Vegas Term Loan we have historically elected Eurodollar loans which bear interest at the 1-month LIBOR and include a margin of 1.875% on that outstanding balance. We had a $200 million notional amount interest rate swap to essentially fix the interest on $200 million of the Wynn Las Vegas Term Loan at the rate of 5.7% per annum that expired in December 2008. (For further information, see Item 7A. “Quantitative and Qualitative Discussions about Market Risk”.)

During the year ended December 31, 2008, we borrowed $879.5 million under the Wynn Las Vegas Revolver. We also have $20.1 million of outstanding letters of credit that reduce our availability under the Wynn Las Vegas Revolver. Consequently, as of December 31, 2008, approximately $0.4 million remained available under the Wynn Las Vegas Revolver for future borrowings. For borrowings under the Wynn Las Vegas Revolver, we have historically elected Eurodollar loans, which bear interest at the 1-month LIBOR and currently include a margin of 1.625% on the outstanding balance. Beginning June 30, 2009, the margin will fluctuate between a range of 1 to 1.75%, depending on our leverage ratio. In addition to interest, we also pay quarterly in arrears, an annual rate of 0.375% on the daily average of unborrowed availability. Beginning June 30, 2009, the annual fee that we will be required to pay for unborrowed availability is based on our leverage ratio and will range from an annual rate of 0.25% to 0.50%.

The $900 million Wynn Las Vegas Revolver will terminate and be payable in full on August 15, 2011. The Wynn Las Vegas Term Loan will mature in two installments: $112.5 million will be payable on September 30, 2012 and the remaining $112.5 million will be payable on August 15, 2013.

The Wynn Las Vegas Credit Facilities are obligations of Wynn Las Vegas, LLC and are guaranteed by and secured by substantially all of the assets (except the corporate aircraft) of each of its subsidiaries (other than Wynn Completion Guarantor, LLC). The obligations of Wynn Las Vegas, LLC and the guarantors under the Wynn Las Vegas Credit Facilities rank pari passu in right of payment with their existing and future senior indebtedness, including indebtedness with respect to the First Mortgage Notes and senior in right of payment to all of their existing and future subordinated indebtedness.

On September 17, 2008, Wynn Las Vegas entered into a third amendment to its Amended and Restated Credit Agreement dated as of August 15, 2006, as amended April 9, 2007 and as further amended October 31, 2007. This amendment, among other things, provides Wynn Las Vegas with additional flexibility with respect to its financial covenants and related financial calculations.

The Wynn Las Vegas Credit Facilities contain customary covenants restricting our activities including, but not limited to: the ability to sell assets, make capital expenditures, enter into capital leases, make loans or other investments and incur additional indebtedness. In addition, we were required by the financial covenants to maintain a Consolidated Leverage Ratio, as defined, not greater than 5.00 to 1 as of December 31, 2008, and Consolidated Interest Coverage Ratio, as defined, not less than 1.40 to 1. Management believes that we were in compliance with all covenants at December 31, 2008. The Consolidated Leverage Ratio is 5.00 to 1, 8.25 to 1, 7.75 to 1 and 7.50 to 1 for each of the reporting periods ending March 31, 2009, June 30, 2009, September 30, 2009 and December 31, 2009, respectively. The Consolidated Interest Coverage Ratio is 1.35 to 1 for the reporting period ending March 31, 2008, and then increases to 1.75 to 1 for the reporting periods ending June 30, 2009 and September 30, 2009, and 2.00 to 1 for the reporting period ending December 31, 2009.

The Wynn Las Vegas Credit Facilities contain a requirement that we must make mandatory repayments of indebtedness from specified percentages of excess cash flow beginning after the opening of Encore. Encore opened on December 22, 2008. If our Wynn Las Vegas subsidiary meets a Consolidated Leverage Ratio, as defined in the Credit Agreement, of greater than 3.5 to 1, such repayment is defined as 50% of Excess Cash Flow, as defined in the Credit Agreement. If the Consolidated Leverage Ratio is less than 3.5 to 1, then no repayment is required. Based on the current economic conditions in which we are operating, we do not believe that Wynn Las Vegas will meet the requirement for mandatory repayment pursuant to this provision of the Credit Agreement during the year ending December 31, 2009, and therefore we do not expect to make any mandatory repayments pursuant to this requirement during 2009.

Wynn Macau and Encore at Wynn Macau

On June 27, 2007, Wynn Resorts (Macau) S.A., amended its credit facility, dated September 14, 2005 (“Amended Common Terms Agreement”), and entered into other related amendments and agreements with a syndicate of lenders. The Amended Common Terms Agreement and related agreements took effect on June 29, 2007 and expanded availability under Wynn Macau, S.A.’s existing senior bank facility from $764 million to $1.550 billion, in a combination of Hong Kong and U.S. dollars, including a $550 million equivalent fully-funded senior term loan facility (the “Wynn Macau Term Loan”), and a $1 billion senior revolving credit facility (the “Wynn Macau Revolver”) (together the “Wynn Macau Credit Facilities”). Wynn Macau, S.A. also has the ability to increase the total facilities by an additional $50 million pursuant to the terms and provisions of the Amended Common Terms Agreement.

During the year ended December 31, 2008, we borrowed approximately $500 million under the Wynn Macau Revolver which left remaining availability of $500 million. We borrowed this remaining availability of $500 million on February 4, 2009, which was added to our cash balances.

The Wynn Macau Term Loan matures in June 2014, and the Wynn Macau Revolver matures in June 2012. The principal amount of the term loans is required to be repaid in quarterly installments, commencing in September 2011. Borrowings under the Wynn Macau Credit Facilities bear interest at LIBOR or HIBOR plus a margin of 1.75%.

Collateral for the Wynn Macau Credit Facilities consists of substantially all of the assets of Wynn Macau, S.A. Certain affiliates that own interests in Wynn Macau, S.A., either directly or indirectly through other subsidiaries, have executed guarantees of the loans and pledged their interests in Wynn Macau, S.A. as additional security for repayment of the loans.

The Wynn Macau Credit Facilities contain customary covenants restricting our activities including, but not limited to: the incurrence of additional indebtedness, the incurrence or creation of liens on any of its property, sales and leaseback transactions, the ability to dispose of assets, and make loans or other investments. In addition, we were required by the financial covenants to maintain a Leverage Ratio, as defined, not greater than 4.75 to 1 as of December 31, 2008, and Interest Coverage Ratio, as defined, not less than 2.00 to 1. Management believes that we were in compliance with all covenants at December 31, 2008. The Leverage Ratio increases to not greater than 5.00 to 1 for all reporting periods in 2009.

Off Balance Sheet Arrangements

We have not entered into any transactions with special purpose entities nor do we engage in any derivatives except for previously discussed interest rate swaps. We do not have any retained or contingent interest in assets transferred to an unconsolidated entity. At December 31, 2008, we had outstanding letters of credit totaling $20.1 million.

Contractual Obligation and Commitments

The following table summarizes our scheduled contractual commitments at December 31, 2008 (amounts in millions):

	Payments Due By Period
	Less Than 1 Year	1 to 3 Years	4 to 5 Years	After 5 Years	Total
Long-term debt obligations [1]	$2.7	$1,336.0	$1,042.9	$1,921.1	$4,302.7
Fixed interest payments	112.6	225.3	225.3	103.2	666.4
Estimated variable interest payments [2]	86.9	118.7	40.4	5.8	251.8
Operating leases	12.4	9.4	1.6	3.1	26.5
Construction contracts and commitments	243.2	6.9	—	—	250.1
Employment agreements	44.4	47.8	10.1	22.2	124.5
Other [3]	89.9	78.3	33.5	136.7	338.4

Total commitments	$592.1	$1,822.4	$1,353.8	$2,192.1	$5,960.4

[1]	On February 4, 2009 we borrowed the remaining availability of $500 million under the Wynn Macau Revolver. The Wynn Macau Revolver matures in June 2012.

[2]	Amounts for all periods represent our estimated future interest payments on our debt facilities based upon amounts outstanding and LIBOR or HIBOR rates at December 31, 2008. Such rates are at historical lows as of December 31, 2008 and have been very volatile in recent months. Actual rates will vary.

[3]

Other includes open purchase orders, commitments for aircraft purchases, land concession and fixed gaming tax payments in Macau and other contracts. As further discussed in Item 8 “Financial Statements”, Note 17 “Income Taxes”, of this report, we adopted the provisions of FIN 48, on January 1, 2007. We had $120.8 million of unrecognized tax benefits as of December 31, 2008. Due to the inherent uncertainty of the underlying tax positions, it is not practicable to assign this liability to any particular year and therefore it is not included in the table above as of December 31, 2008.

Other Liquidity Matters

Wynn Resorts is a holding company and, as a result, our ability to pay dividends is highly dependent on our ability to obtain funds and our subsidiaries’ ability to provide funds to us. Restrictions imposed by our subsidiaries’ debt instruments significantly restrict the ability to pay dividends. Specifically, Wynn Las Vegas, LLC and certain of its subsidiaries are restricted under the indenture governing the First Mortgage Notes from making certain “restricted payments” as defined in the indenture. These restricted payments include the payment of dividends or distributions to any direct or indirect holders of equity interests of Wynn Las Vegas, LLC. These restricted payments may not be made unless certain financial and non-financial criteria have been satisfied. The credit facilities of Wynn Las Vegas, LLC and Wynn Macau, S.A. contain similar restrictions; although the Wynn Macau, S.A. loan agreements permit distribution of the net proceeds of the subconcession sale and, provided certain conditions are met, earnings and loan proceeds. Further, the $1 billion Term Loan places various restrictions on the ability to pay dividends.

Wynn Las Vegas, LLC intends to fund its operations and capital requirements from operating cash flow and to the extent additional funds are required, with additional contributions from Wynn Resorts or additional indebtedness to be incurred by Wynn Las Vegas, LLC. We cannot assure you that Wynn Las Vegas, LLC will generate sufficient cash flow from operations or that future contributions from Wynn Resorts or the availability of additional indebtedness will be sufficient to enable us to service and repay Wynn Las Vegas, LLC’s indebtedness or to fund its other liquidity needs. We expect that Wynn Macau will fund Wynn Macau, S.A.’s debt service obligations with existing cash and operating cash flow. However, we cannot assure you that such operating cash flows and existing cash will be sufficient to do so. We may seek to refinance all or a portion of our indebtedness on or before maturity. Continued volatility in the capital markets may affect our ability to refinance debt or access those markets for additional borrowings or may increase costs associated with borrowing funds. We cannot assure you that we will be able to refinance any of the indebtedness on acceptable terms or at all.

New business developments or other unforeseen events may occur, resulting in the need to raise additional funds. We continue to explore opportunities to develop additional gaming or related businesses in Las Vegas, as well as other domestic and international markets. There can be no assurances regarding the business prospects with respect to any other opportunity. Any other development would require us to obtain additional financing. We may decide to conduct any such development through Wynn Resorts or through subsidiaries separate from the Las Vegas or Macau-related entities.

Wynn Resorts’ articles of incorporation provide that Wynn Resorts may redeem shares of its capital stock, including its common stock, that are owned or controlled by an unsuitable person or its affiliates to the extent a gaming authority makes a determination of unsuitability and orders the redemption, or to the extent deemed necessary or advisable by our Board of Directors. The redemption price may be paid in cash, by promissory note or both, as required by the applicable gaming authority and, if not, as we elect. Any promissory note that we issue to an unsuitable person or its affiliate in exchange for its shares could increase our debt to equity ratio and would increase our leverage ratio.

Credit Rating

As of February 26, 2009, the Company had a rating of “BB” with a “negative” outlook by Standard & Poors and a rating of “Ba3” with a “negative” outlook by Moody’s Investors Service. For future borrowings, any decrease in our corporate rating could result in an increase in borrowing costs.

Critical Accounting Policies and Estimates

Management’s discussion and analysis of our results of operations and liquidity and capital resources are based on our consolidated financial statements. Our consolidated financial statements were prepared in conformity with accounting principles generally accepted in the United States of America. Certain of our accounting policies require management apply significant judgment in defining the appropriate assumptions integral to financial estimates. On an ongoing basis, management evaluates those estimates, including those relating to the estimated lives of depreciable assets, asset impairment, allowances for doubtful accounts, accruals for customer loyalty rewards, self insurance, contingencies, litigation and other items. Judgments are based on historical experience, terms of existing contracts, industry trends and information available from outside sources, as appropriate. However, by their nature, judgments are subject to an inherent degree of uncertainty, and therefore actual results could differ from our estimates.

Development, Construction and Property and Equipment Estimates

During the construction and development of a resort, pre-opening or start-up costs are expensed when incurred. In connection with the construction and development of our properties, significant start-up costs are incurred and charged to pre-opening costs through their respective openings. Once our properties open, expenses associated with the opening of the resorts are no longer charged as pre-opening costs. Start-up costs relating to Encore at Wynn Macau will be charged to pre-opening costs until it is completed and opened.

During the construction and development stage, direct costs such as those incurred for the design and construction of our properties, including applicable portions of interest, are capitalized. Accordingly, the recorded amounts of property and equipment increase significantly during construction periods. Depreciation expense related to capitalized construction costs is recognized when the related assets are placed in service. Upon the opening of our properties, we began recognizing depreciation expense on the resort’s fixed assets.

The remaining estimated useful lives of assets are periodically reviewed.

Our leasehold interest in land in Macau under the land concession contract entered into in June 2004 is being amortized over 25 years, to the initial term of the concession contract, which currently terminates in June 2029. Depreciation on a majority of the assets comprising Wynn Macau commenced in September of 2006, when Wynn Macau opened. The maximum useful life of assets at Wynn Macau is deemed to be the remaining life of the gaming concession, which currently expires in June 2022. Consequently, depreciation related to Wynn Macau will generally be charged over shorter periods when compared to Wynn Las Vegas.

Costs of repairs and maintenance are charged to expense when incurred. The cost and accumulated depreciation of property and equipment retired or otherwise disposed of are eliminated from the respective accounts and any resulting gain or loss is included in operating income or loss.

We also evaluate our property and equipment and other long-lived assets for impairment in accordance with SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.” For assets to be disposed of, we recognize the asset at the lower of carrying value or fair market value less costs of disposal, as estimated based on comparable asset sales, solicited offers, or a discounted cash flow model. For assets to be held and used, we review for impairment whenever indicators of impairment exist. In reviewing for impairment, we compare the estimated future cash flows of the asset, on an undiscounted basis, to the carrying value of the asset. If the undiscounted cash flows exceed the carrying value, no impairment is indicated. If the undiscounted cash flows do not exceed the carrying value, then an impairment is recorded based on the fair value of the asset, typically measured using a discounted cash flow model. If an asset is still under development, future cash flows include remaining construction costs. All recognized impairment losses, whether for assets to be disposed of or assets to be held and used, are recorded as operating expenses.

Allowance for Estimated Doubtful Accounts Receivable

A substantial portion of our outstanding receivables relates to casino credit play. Credit play, through the issuance of markers, represents a significant portion of the table games volume at Wynn Las Vegas. While offered, the issuance of credit at Wynn Macau is less significant when compared to Wynn Las Vegas. Our goal is to maintain strict controls over the issuance of credit and aggressively pursue collection from those customers who fail to pay their balances in a timely fashion. These collection efforts may include the mailing of statements and delinquency notices, personal contacts, the use of outside collection agencies, and litigation. Markers issued at Wynn Las Vegas are generally legally enforceable instruments in the United States, and United States assets of foreign customers may be used to satisfy judgments entered in the United States.

The enforceability of markers and other forms of credit related to gaming debt outside of the United States varies from country to country. Some foreign countries do not recognize the enforceability of gaming related debt, or make enforcement burdensome. We closely consider the likelihood and difficulty of enforceability, among other factors, when issuing credit to customers who are not residents of the United States. In addition to our internal credit and collection departments, located in both Las Vegas and Macau, we have a network of legal, accounting and collection professionals to assist us in our determinations regarding enforceability and our overall collection efforts.

As of December 31, 2008 and December 31, 2007, approximately 78% and 65% of our casino accounts receivable were owed by customers from foreign countries, primarily in Asia. In addition to enforceability issues, the collectibility of markers given by foreign customers is affected by a number of factors including changes in currency exchange rates and economic conditions in the customers’ home countries.

We regularly evaluate our reserve for bad debts based on a specific review of customer accounts as well as management’s prior experience with collection trends in the casino industry and current economic and business conditions. In determining our allowance for estimated doubtful accounts receivable, we apply industry standard reserve percentages to aged account balances and we specifically analyze the collectability of each account with a balance over a specified dollar amount, based upon the age, the customer’s financial condition, collection history and any other known information. The standard reserve percentages applied are based on our historical experience and take into consideration current industry and economic conditions. In the third quarter of 2008, we increased our estimated reserves in light of the current economic conditions.

The following table presents key statistics related to our casino accounts receivable (amounts in thousands):

	December 31, 2008	December 31, 2007
Casino accounts receivable	$200,115	$216,166
Allowance for doubtful casino accounts receivable	101,880	$65,647
Allowance as a percentage of casino accounts receivable	50.9%	30.4%
Percentage of casino accounts receivable outstanding over 180 days	30.7%	19.0%

The increase in the allowance for doubtful accounts as a percentage of casino accounts receivable is due to a change in our reserve estimates effective September 2008, as a result of the current global economic uncertainty. Our reserve for doubtful casino accounts receivable is based on our estimates of amounts collectible and depends on the risk assessments and judgments by our employees regarding realizability, the state of the economy and our credit policy. Our reserve methodology is applied similarly to credit extended at Wynn Las Vegas, Encore at Wynn Las Vegas and Wynn Macau. As of December 31, 2008 and December 31, 2007, approximately 29% and 25% respectively, of our outstanding casino account receivable balance originated at Wynn Macau.

At December 31, 2008, a 100 basis-point change in the allowance for doubtful accounts as a percentage of casino accounts receivable would change the provision for doubtful accounts by approximately $2 million.

As our customer payment experience evolves, we will continue to refine our estimated reserve for bad debts. Accordingly, the associated provision for doubtful accounts expense may fluctuate. Because individual customer account balances can be significant, the reserve and the provision can change significantly between periods, as we become aware of additional information about a customer or changes in a region’s economy or legal system.

Derivative Financial Instruments

We seek to manage our market risk, including interest rate risk associated with variable rate borrowings, through balancing fixed-rate and variable-rate borrowings and the use of derivative financial instruments. We account for derivative financial instruments in accordance with SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities,” as amended. Derivative financial instruments are recognized as assets or liabilities, with changes in fair value affecting net income or comprehensive income, as applicable. As of December 31, 2008, changes in the swap fair values are being recorded in our Consolidated Statements of Income, as the swaps do not qualify for hedge accounting.

We measure the fair value of our interest rate swaps on a recurring basis pursuant to SFAS No. 157, “Fair Value Measurements.” SFAS No. 157 establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. These tiers include: Level 1, defined as observable inputs such as quoted prices in active markets; Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable; and Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions. We categorize these swap contracts as Level 2. The fair value approximates the amount we would receive (pay) if these contracts were settled at the respective valuation dates. Fair value is estimated based upon current, and predictions of future, interest rate levels along a yield curve, the remaining duration of the instruments and other market conditions, and therefore is subject to significant estimation and a high degree of variability of fluctuation between periods. We adjust this amount by applying a non-performance valuation, considering our creditworthiness or the creditworthiness of our counterparties at each settlement date, as applicable.

Share-Based Compensation

SFAS No. 123(R), “Share-Based Payment,” establishes standards for the accounting for transactions in which an entity exchanges its equity instruments for goods and services or incurs a liability in exchange for goods and services that are based on the fair value of the entity’s equity instruments or that may be settled by the issuance of those equity instruments. It requires an entity to measure the costs of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award and recognize that cost over the service period. We adopted this statement on January 1, 2006 under the modified prospective method and use the Black-Scholes valuation model to value the equity instruments issued. The Black-Scholes valuation model uses assumptions of expected volatility, risk-free interest rates, the expected term of options granted, and expected rates of dividends. Management determines these assumptions by reviewing current market rates, making industry comparisons and reviewing conditions relevant to our Company.

The expected volatility and expected term assumptions can significantly impact the fair value of stock options. We believe that the valuation techniques and the approach utilized to develop our assumptions are appropriate in calculating the fair value of the options we grant. We estimate the expected stock price volatility using a combination of implied and historical factors related to our stock price in accordance with SFAS 123(R). As our stock price fluctuates, this estimate will change. For example, a 10% change in the volatility assumption for 2008 would have resulted in an approximate $3 million change in fair value. Expected term represents the estimated average time between the option’s grant date and its exercise date. Because of our limited trading history as a public company we have elected to use the simplified method prescribed by SAB No. 110, for companies with a limited trading history to estimate the expected term. Once we have sufficient trading history, we will estimate the expected term using historical experience for options that have been granted to employees within our stock option plan. A 10% change in the expected term assumption for 2008 would have resulted in a $1 million to $2 million change in fair value. These assumed changes in fair value would have been recognized over the vesting schedule of such awards.

In March 2005, the SEC issued Staff Accounting Bulletin (“SAB”) No. 107, “Share-Based Payment” to provide interpretive guidance on SFAS No. 123(R) valuation methods, assumptions used in valuation models, and the interaction of SFAS No. 123(R) with existing SEC guidance. SAB No. 107 also requires the classification of stock compensation expense in the same financial statement line items as cash compensation, and therefore impacts our departmental expenses (and related operating margins), pre-opening costs and construction in progress for our development projects, and our general and administrative expenses (including corporate expenses).

Significant Judgmental Accruals

We estimate liabilities for certain self-insurance, customer loyalty program reward redemptions, contingencies, claims and litigation and other items, as appropriate. Management determines the adequacy of these estimates by reviewing the expected trends and from industry experience and adjusts the assumptions utilized as it believes necessary.

Income Taxes

We are subject to income taxes in the United States and other foreign jurisdictions where we operate. We account for income taxes in accordance with SFAS No. 109, “Accounting for Income Taxes”. SFAS No. 109 requires the recognition of deferred tax assets, net of applicable reserves, and liabilities for the estimated future tax consequences attributable to differences between financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates in effect for the year in which those temporary differences are expected to be recovered or settled. The effect of a change in tax rates on the income tax provision and deferred tax assets and liabilities is recognized in the results of operations in the period that includes the enactment date.

SFAS No. 109 requires recognition of a future tax benefit to the extent that realization of such benefit is more likely than not. Otherwise, a valuation allowance is applied. During our development stage, we accumulated significant net operating losses, which generated significant deferred tax assets. Because of our limited operating history, we previously partially reserved these net deferred tax assets. On September 11, 2006, we recorded a gain of $899.4 million on the sale of the subconcession right. Accordingly we determined that a substantial portion of our net deferred tax assets had become more likely than not realizable as defined by SFAS No. 109.

As of December 31, 2008, the Company has a foreign tax credit carryover of $698.4 million and has recorded a valuation allowance of $626.9 million against this asset based on the Company’s estimate of future realization. The foreign tax credits are attributable to the Macau special gaming tax which is 35% of gross gaming revenue in Macau. The U.S. taxing regime only allows a credit for 35% of “net” foreign source income. The Company could not rely on forecasted taxable income in order to support the utilization of the foreign tax credits. The estimated future foreign tax credit realization was based upon the estimated future taxable income from the reversal of “net” U.S. taxable temporary differences that the Company expects will reverse during the 10-year foreign tax credit carryover period. The amount of the valuation allowance is subject to change based upon the actual reversal of temporary differences and future taxable income exclusive of reversing temporary differences.

Our income tax returns are subject to examination by the Internal Revenue Service (“IRS”) and other tax authorities in the locations where we operate. We assess potentially unfavorable outcomes of such examinations based on the criteria of Financial Accounting Standards Board (“FASB”) Interpretation No. 48 (“FIN 48”) “Accounting for Uncertainty in Income Taxes” which we adopted on January 1, 2007. The Interpretation prescribes a minimum recognition threshold a tax position is required to meet before being recognized in the financial statements. As a result of the adoption of FIN 48, our income tax recognition policy related to uncertain income tax positions is no longer covered by SFAS No. 5.

FIN 48 applies to all tax positions related to income taxes subject to SFAS No. 109. FIN 48 utilizes a two-step approach for evaluating tax positions. Recognition (Step I) occurs when we conclude that a tax position, based on its technical merits, is more likely than not to be sustained upon examination. Measurement (Step II) is only addressed if the position is deemed to be more likely than not to be sustained. Under Step II, the tax benefit is measured as the largest amount of benefit that is more likely than not to be realized upon settlement. FIN 48’s use of the term “more likely than not” is consistent with how that term is used in SFAS No. 109 (i.e. likelihood of occurrence is greater than 50%).

The tax positions failing to qualify for initial recognition are to be recognized in the first subsequent interim period that they meet the “more likely than not” standard. If it is subsequently determined that a previously recognized tax position no longer meets the “more likely than not” standard, the tax position must be derecognized. FIN 48 specifically prohibits the use of a valuation allowance as a substitute for derecognition of tax positions. As applicable, we will recognize accrued penalties and interest related to unrecognized tax benefits in the provision for income taxes. During the years ended December 31, 2008, 2007 and 2006, we recognized no amounts for interest or penalties.

Effective September 6, 2006, we received a 5-year exemption from Macau’s 12% Complementary Tax on casino gaming profits. Accordingly, during 2008 we were exempted from the payment of approximately $27.7 million in such taxes. Wynn Macau’s non-gaming profits remain subject to the Macau Complementary Tax and Wynn Macau’s casino winnings remain subject to the Macau Special Gaming tax and other levies in accordance with its concession agreement.

Recently Issued Accounting Standards

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements”. This statement defines fair value, establishes a framework for measuring fair value, and expands disclosures about fair value measurements under other accounting pronouncements that require or permit fair value measurements. Accordingly, this statement does not require any new fair value measurements. In February 2008, the FASB issued FASB Staff Position FAS 157-2, which defers the effective date of SFAS 157 for non-financial assets and liabilities that are recognized or disclosed at fair value in the entity’s financial statements on a recurring basis to fiscal years beginning after November 15, 2008 and interim periods within those fiscal years. As of December 31, 2008, we do not have any nonfinancial assets or nonfinancial liabilities that are, or were, recognized or disclosed at fair value on a recurring basis. We partially adopted the provisions of SFAS 157 effective January 1, 2008 and expect to adopt the remaining provisions of SFAS 157 on January 1, 2009. The partial adoption of this statement did not have a material impact on our consolidated financial statements.

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities Including an Amendment of FASB Statement No. 115.” SFAS No. 159 permits entities to choose to measure many financial instruments and certain other items at fair value, with unrealized gains and losses related to these financial instruments reported in earnings at each subsequent reporting date. SFAS No. 159 is effective for fiscal years beginning after November 15, 2007. The adoption of SFAS No. 159 on January 1, 2008, did not have a material impact on our consolidated financial statements.

In December 2007, the FASB issued SFAS No. 141 (revised 2007), “Business Combinations.” SFAS No. 141 (revised) establishes principles and requirements for how an acquirer recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, and noncontrolling interest in the acquiree and the goodwill acquired. The revision is intended to simplify existing guidance and converge rulemaking under U.S. GAAP with international accounting rules. This statement applies prospectively to business combinations where the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. The adoption of SFAS No. 141 (revised) is not expected to have a material impact on our financial position, results of operations or cash flows.

In December 2007, the FASB issued SFAS No. 160, “Noncontrolling Interest in Consolidated Financial Statements, an amendment of ARB No. 51.” This statement establishes accounting and reporting standards for ownership interests in subsidiaries held by parties other than the parent and for the deconsolidation of a subsidiary. It also clarifies that a noncontrolling interest in a subsidiary is an ownership interest in the consolidated entity that should be reported as equity in the consolidated financial statements. SFAS No. 160 changes the way the consolidated income statement is presented by requiring consolidated net income to be reported at amounts that include the amount attributable to both the parent and the noncontrolling interests. The statement also establishes reporting requirements that provide sufficient disclosure that clearly identify and distinguish between the interest of the parent and those of the noncontrolling owners. This statement is effective for fiscal years beginning on or after December 15, 2008. The adoption of SFAS No. 160 is not expected to have a material impact on our financial position, results of operations or cash flows.

In March 2008, the FASB issued SFAS No. 161, “Disclosures About Derivative Instruments and Hedging Activities, an amendment of SFAS No. 133”. SFAS No. 161 is intended to improve financial reporting about derivative instruments and hedging activities by requiring enhanced disclosures to enable investors to better understand their effects on an entity’s financial position, financial performance, and cash flows. This statement is effective for fiscal years beginning after November 15, 2008. SFAS No. 161 is not expected to have a material impact on our financial position, results of operations or cash flows.

In June 2008, the FASB issued FASB Staff Position No. EITF 03-6-1, Determining Whether Instruments Granted in Share-Based Payment Transactions Are Participating Securities (the “FSP”). This FSP addresses whether instruments granted in share-based payment transactions are participating securities prior to vesting and, therefore, need to be included in the earnings allocation in computing earnings per share (“EPS”) under the two-class method described in paragraphs 60 and 61 of FASB Statement No. 128, Earnings per Share. The FSP will be effective for financial statements issued for fiscal years and interim periods beginning after December 15, 2008. All prior period EPS data presented shall be adjusted retrospectively to conform to the provisions of this FSP. We are currently evaluating the impact of this FSP, but do not expect it to have a material impact on our consolidated results of operations or financial position.

In October 2008, the FASB issued FASB Staff Position No. FAS 157-3, Determining the Fair Value of a Financial Asset When the Market for That Asset is Not Active (FSP 157-3 or the FSP). FSP 157-3 clarifies the application of SFAS No. 157, Fair Value Measurements (Statement 157), in a market that is not active. The FSP amends Statement 157 to include an example that illustrates key considerations when applying the principles in Statement 157 to financial assets when the market for these instruments is not active.

ITEM 8.	FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders of Wynn Resorts, Limited:

We have audited the accompanying consolidated balance sheets of Wynn Resorts, Limited and subsidiaries (the “Company”) as of December 31, 2008 and 2007, and the related consolidated statements of income, stockholders’ equity, and cash flows for each of the three years in the period ended December 31, 2008. Our audits also included the financial statement schedules listed in the index at item 15(a)2. These financial statements and schedules are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and schedules based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of the Company at December 31, 2008 and 2007, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2008, in conformity with U.S. generally accepted accounting principles. Also, in our opinion, the related financial statement schedules, when considered in relation to the basic financial statements taken as a whole, present fairly in all material respects the information set forth therein.

As discussed in Note 2 to the consolidated financial statements, the consolidated financial statements have been adjusted for the retrospective application of Financial Accounting Standards Board Staff Position No. APB 14-1, “Accounting for Convertible Debt Instruments That May Be Settled in Cash Upon Conversion (Including Partial Cash Settlement),” which became effective January 1, 2009.

Also, as discussed in Note 2 to the consolidated financial statements, the Company changed its method of accounting for income taxes in accordance with FASB Interpretation No. 48 “Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement No. 109” on January 1, 2007.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the Company’s internal control over financial reporting as of December 31, 2008, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated February 27, 2009 expressed an unqualified opinion thereon.

/s/    Ernst & Young LLP

Las Vegas, Nevada

February 27, 2009, except for changes as described in Note 2,

as to which the date is August 5, 2009

WYNN RESORTS, LIMITED AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(amounts in thousands, except share data)

	December 31,
	2008	2007
ASSETS
Current assets:
Cash and cash equivalents	$1,133,904	$1,275,120
Receivables, net	125,196	179,059
Inventories	120,944	73,291
Deferred income taxes	—	24,746
Prepaid expenses and other	31,047	29,775

Total current assets	1,411,091	1,581,991
Restricted cash	—	531,120
Property and equipment, net	5,118,646	3,953,517
Intangibles, net	49,049	60,074
Deferred financing costs	65,877	83,087
Deposits and other assets	106,429	97,531
Investment in unconsolidated affiliates	4,696	5,500

Total assets	$6,755,788	$6,312,820

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts and construction payable	$232,136	$182,718
Current portion of long-term debt	2,685	3,273
Current portion of land concession obligation	6,068	5,738
Income taxes payable	1,283	138
Accrued interest	21,485	12,478
Accrued compensation and benefits	85,803	93,097
Gaming taxes payable	66,954	75,014
Other accrued expenses	15,820	18,367
Customer deposits and other liabilities	209,906	177,605
Construction retention	78,599	16,755
Deferred income taxes	3,018	—

Total current liabilities	723,757	585,183
Long-term debt	4,290,424	3,533,339
Other long-term liabilities	124,511	39,335
Long-term land concession obligation	—	6,029
Deferred income taxes	8,551	157,691
Construction retention	6,950	34,284

Total liabilities	5,154,193	4,355,861

Commitments and contingencies (Note 18)

Stockholders’ equity:
Preferred stock, par value $0.01; 40,000,000 shares authorized; zero shares issued and outstanding	—	—
Common stock, par value $0.01; 400,000,000 shares authorized; 124,817,994 and 116,259,411 shares issued; 112,013,040 and 114,370,090 shares outstanding	1,248	1,162
Treasury stock, at cost; 12,804,954 and 1,889,321 shares	(1,119,407)	(179,277)
Additional paid-in capital	2,734,276	2,366,687
Accumulated other comprehensive income (loss)	2,614	(2,905)
Accumulated deficit	(17,136)	(228,708)

Total stockholders’ equity	1,601,595	1,956,959

Total liabilities and stockholders’ equity	$6,755,788	$6,312,820

The accompanying notes are an integral part of these consolidated financial statements.

WYNN RESORTS, LIMITED AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(amounts in thousands, except per share data)

	Year Ended December 31,
	2008	2007	2006
Operating revenues:
Casino	$2,261,932	$1,949,870	$800,591
Rooms	326,655	339,391	283,084
Food and beverage	358,715	353,983	309,771
Entertainment, retail and other	270,065	245,201	205,213

Gross revenues	3,217,367	2,888,445	1,598,659
Less: promotional allowances	(230,043)	(200,926)	(166,402)

Net revenues	2,987,324	2,687,519	1,432,257

Operating costs and expenses:
Casino	1,490,927	1,168,119	439,902
Rooms	78,238	83,237	73,878
Food and beverage	207,281	212,622	194,403
Entertainment, retail and other	161,862	161,087	134,530
General and administrative	319,303	310,820	231,515
Provision for doubtful accounts	49,405	36,109	21,163
Pre-opening costs	72,375	7,063	62,726
Depreciation and amortization	263,213	220,250	175,713
Contract termination fee	—	—	5,000
Property charges and other	32,584	60,857	25,060

Total operating costs and expenses	2,675,188	2,260,164	1,363,890

Operating income	312,136	427,355	68,367

Other income (expense):
Interest income	21,517	47,259	47,010
Interest expense, net of capitalized interest	(172,693)	(145,177)	(150,655)
Distribution to convertible debenture holders	—	—	(58,477)
Increase (decrease) in swap fair value	(31,485)	(6,001)	1,196
Gain on sale of subconcession right, net	—	—	899,409
Gain (loss) from extinguishment of debt	22,347	(93,526)	(25,030)
Equity in income from unconsolidated affiliates	1,353	1,721	2,283
Other	(4,257)	506	(258)

Other income (expense), net	(163,218)	(195,218)	715,478

Income before income taxes	148,918	232,137	783,845
Benefit (provision) for income taxes	61,561	(35,801)	(184,293)

Net Income	$210,479	$196,336	$599,552

Basic and diluted income per common share:
Net income:
Basic	$1.94	$1.85	$6.00
Diluted	$1.92	$1.80	$6.00
Weighted average common shares outstanding:
Basic	108,408	106,030	99,998
Diluted	109,441	112,685	111,627

The accompanying notes are an integral part of these consolidated financial statements.

WYNN RESORTS, LIMITED AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY

(amounts in thousands, except share data)

	Common stock		Treasury stock	Additional paid-in capital	Deferred compensation - restricted stock	Accumulated other comprehensive income (loss)	Accumulated (deficit)	Total stockholders’ equity
	Shares outstanding	Par value
Balances, January 1, 2006	99,331,294	$993	—	$2,078,967	$(15,784)	—	$(388,982)	$1,675,194
Net income	—	—	—	—	—	—	599,552	599,552
Currency translation adjustment	—	—	—	—	—	(94)	—	(94)

Comprehensive income								599,458
Reclassification of deferred compensation	—	—	—	(15,784)	15,784	—	—	—
Issuance of restricted stock	337,500	3	—	(3)	—	—	—	—
Exercise of stock options	1,093,375	11	—	21,779	—	—	—	21,790
Stock-based compensation	—	—	—	18,065	—	—	—	18,065
Conversion of 6% subordinated convertible debentures	1,124,862	11	—	24,562	—	—	—	24,573
Cash distribution	—	—	—	—	—	—	(611,314)	(611,314)

Balances, December 31, 2006	101,887,031	1,018	—	2,127,586	—	(94)	(400,744)	1,727,766
Net income	—	—	—	—	—	—	196,336	196,336
Currency translation adjustment	—	—	—	—	—	(2,811)	—	(2,811)

Comprehensive income								193,525
Exercise of stock options	270,700	3	—	9,177	—	—	—	9,180
Issuance of restricted stock	56,500	1	—	(1)	—	—	—	—
Cancellation of restricted stock	(12,000)	—	—	—	—	—	—	—
Purchase of treasury stock	(1,889,321)	—	(179,277)	—	—	—	—	(179,277)
Issuance of common stock	4,312,500	43	—	663,894	—	—	—	663,937
Cash Distribution	—	—	—	(663,894)	—	—	(22,255)	(686,149)
Stock-based compensation	—	—	—	19,336	—	—	—	19,336
Conversion of 6% convertible debentures	9,744,680	97	—	210,589	—	—	—	210,686
Uncertain tax positions	—	—	—	—	—	—	(2,045)	(2,045)

Balances, December 31, 2007	114,370,090	1,162	(179,277)	2,366,687	—	(2,905)	(228,708)	1,956,959
Net income	—	—	—	—	—	—	210,479	210,479
Currency translation adjustment	—	—	—	—	—	5,519	—	5,519

Comprehensive income								215,998
Exercise of stock options	94,583	1	—	2,781	—	—	—	2,782
Issuance of restricted stock	560,000	6	—	(6)	—	—	—	—
Cancellation of restricted stock	(96,000)	(1)	—	1	—	—	—	—
Purchase of treasury stock	(10,915,633)	—	(940,130)	—	—	—	—	(940,130)
Forfeited cash distribution upon cancellation of restricted stock	—	—	—	—	—	—	1,093	1,093
Issuance of common stock	8,000,000	80	—	343,905	—	—	—	343,985
Stock-based compensation	—	—	—	20,908	—	—	—	20,908

Balances, December 31, 2008	112,013,040	$1,248	$(1,119,407)	$2,734,276	$—	$2,614	$(17,136)	$1,601,595

The accompanying notes are an integral part of these consolidated financial statements.

WYNN RESORTS, LIMITED AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(amounts in thousands)

	Year Ended December 31,
	2008	2007	2006
Cash flows from operating activities:
Net income	$210,479	$196,336	$599,552
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	263,213	220,250	175,713
Deferred income taxes	(63,460)	34,868	184,113
Stock-based compensation	20,328	18,527	16,712
Amortization and writeoffs of deferred financing costs, and other	21,951	22,120	28,509
(Gain) loss on extinguishment of debt	(22,347)	93,526	23,813
Provision for doubtful accounts	49,405	36,109	21,163
Property charges and other	32,584	60,857	25,060
Equity in income of unconsolidated affiliates, net of distributions	804	481	(911)
Decrease (increase) in swap fair value	31,485	6,001	(1,196)
Gain on sale of subconcession right	—	—	(899,409)
Increase (decrease) in cash from changes in:
Receivables, net	4,621	(75,029)	(72,927)
Inventories and prepaid expenses and other	(49,417)	(7,565)	(21,261)
Accounts payable and accrued expenses	23,537	54,093	164,287

Net cash provided by operating activities	523,183	660,574	243,218

Cash flows from investing activities:
Capital expenditures, net of construction payables and retention	(1,333,182)	(1,008,772)	(645,812)
Restricted cash	31,052	206,334	205,216
Purchase of other assets and intangibles	(43,589)	(43,216)	(59,456)
Proceeds from sale of subconcession right, net	—	—	899,409
Proceeds from sale of equipment	6,720	21,581	—

Net cash provided by (used in) investing activities	(1,338,999)	(824,073)	399,357

Cash flows from financing activities:
Proceeds from exercise of stock options	2,782	9,180	21,790
Proceeds from issuance of common stock	344,250	664,125	—
Cash distributions	—	(683,299)	(608,299)
Proceeds from issuance of long-term debt	1,379,968	1,672,987	746,948
Principal payments on long-term debt	(600,260)	(297,321)	(440,929)
Cash restricted for stock repurchases	500,068	(500,068)	—
Purchase of treasury stock	(940,130)	(179,277)	—
Interest rate swap transactions	(6,300)	—	6,605
Payments on long-term land concession obligation	(5,751)	(7,411)	(9,000)
Payment of deferred financing costs and other	(7,055)	(27,045)	(4,572)

Net cash provided by (used in) financing activities	667,572	651,871	(287,457)

Effect of exchange rate on cash	7,028	(2,659)	—

Cash and cash equivalents:
Increase (decrease) in cash and cash equivalents	(141,216)	485,713	355,118
Balance, beginning of period	1,275,120	789,407	434,289

Balance, end of period	$1,133,904	$1,275,120	$789,407

Supplemental cash flow disclosures:
Cash paid for interest, net of amounts capitalized	$232,019	$178,072	$133,850
Change in Property and Equipment included in Accounts and Construction Payables	83,683	56,554	9,865
Cash distributions to convertible debenture holders	—	—	58,477
Cash paid for income taxes	695	79,168	180
Stock-based compensation capitalized into construction	580	809	1,353

The accompanying notes are an integral part of these consolidated financial statements.

WYNN RESORTS, LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.	Organization

Wynn Resorts, Limited, a Nevada corporation (together with its subsidiaries, “Wynn Resorts” or the “Company”), was formed in June 2002 and completed an initial public offering of its common stock on October 25, 2002.

In June 2002, the Company’s indirect subsidiary, Wynn Resorts (Macau), S.A. (“Wynn Macau, S.A.”), entered into an agreement with the government of the Macau Special Administrative Region of the People’s Republic of China (“Macau”), granting Wynn Macau, S.A. the right to construct and operate one or more casino gaming properties in Macau. Wynn Macau, S.A.’s first casino resort in Macau is hereinafter referred to as “Wynn Macau”.

The Company currently owns and operates three casino hotel resort properties, Wynn Las Vegas, which opened on April 28, 2005, Encore at Wynn Las Vegas, which opened on December 22, 2008, and Wynn Macau, which opened on September 6, 2006. In addition, the Company is constructing Encore at Wynn Macau which will be fully integrated with Wynn Macau and is expected to open in 2010.

2.	Adoption of FSP APB 14-1 and Summary of Significant Accounting Policies

Adjustment for Retrospective Application of FSP APB 14-1

In May 2008, the Financial Accounting Standards Board (“FASB”) issued FASB Staff Position APB 14-1, “Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement)” (the “FSP”). The FSP requires the issuer of certain convertible debt instruments that may be settled in cash on conversion to separately account for the liability (debt) and equity (conversion option) components of the instruments in a manner that reflects the issuer’s nonconvertible debt borrowing rate. The FSP is effective for financial statements issued for fiscal years beginning after December 15, 2008 and interim periods within those fiscal years. Early adoption was not permitted and retrospective application to all periods presented was required. The Company adopted the FSP as of January 1, 2009.

In July 2003, the Company sold $250 million aggregate principal amount of 6% Convertible Subordinated Debentures due July 15, 2015 (the “Debentures”). Each $1,000 principal amount of the Debentures was convertible at each holder’s option into 43.4782 shares of the Company’s common stock (subject to adjustment as provided in the indenture governing the Debentures), a conversion rate equivalent to a conversion price of $23 per share. The Company had the ability to redeem some or all of the Debentures for cash on or after July 20, 2007, at prices specified in the indenture governing the Debentures. During 2006, $25.9 million principal amount of the Debentures were converted into 1,124,862 shares of common stock. On June 15, 2007, the Company announced its intent to redeem all of the then outstanding principal amount of the Debentures on July 20, 2007. Prior to redemption, in July 2007, all of the holders converted their Debentures into shares of the Company’s common stock. As a result, in July 2007 $224.1 million face amount of the Debentures were converted into 9,744,680 shares of the Company’s common stock.

In accordance with the retrospective application of the FSP, the Company made adjustments to account separately for the liability and equity components of the Debentures from issuance through conversion. The impact to the 2008, 2007 and 2006 consolidated financial statements is reflected in the consolidated financial statements and the accompanying notes (specifically notes 2, 4, 9, 17, 19 and 20) in this Form 8-K. The information contained in the consolidated financial statements and the notes thereto reflect only the adjustments described below and do not reflect events occurring after February 27, 2009, the date of the original filing of our Annual Report on Form 10-K for 2008, or modify or update those disclosures that may have been affected by subsequent events.

WYNN RESORTS, LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

As a result of the retrospective application of the FSP, the Company recognized increased interest expense, net of additional amounts capitalized, depreciation expense, losses on conversions of the Debentures in 2006 and 2007 and related income tax adjustments. The most significant adjustment to the Consolidated Statements of Income related to the loss on conversion of the Debentures in 2006 and 2007. In 2007, the Company recorded a loss on extinguishment of debt of $93.4 million, which represented the difference between the fair value of the liability component of the remaining Debentures immediately prior to extinguishment and the carrying amount of the liability on such date. In 2006, the Company recorded a loss on extinguishment of debt of $12.5 million, which represented the difference between the fair value of the liability component immediately prior to the partial conversion of the Debentures and the carrying amount of the liability on such date. The following table sets forth the effect of the retrospective application of the FSP on certain previously reported line items (amounts in thousands, except per share data).

	December 31, 2008		December 31, 2007
	Originally Reported	As Adjusted	Originally Reported	As Adjusted
Property and equipment, net	$5,105,473	$5,118,646	$3,939,979	$3,953,517
Total assets	6,742,615	6,755,788	6,299,282	6,312,820
Deferred income taxes-current liability	3,036	3,018	—	—
Deferred income taxes-long-term liability	4,433	8,551	152,953	157,691
Total liabilities	5,150,093	5,154,193	4,351,123	4,355,861
Additional paid-in capital	2,640,667	2,734,276	2,273,078	2,366,687
Retained earnings (accumulated deficit)	67,400	(17,136)	(143,899)	(228,708)

	Year Ended December 31,
	2008		2007		2006
	Originally Reported	As Adjusted	Originally Reported	As Adjusted	Originally Reported	As Adjusted
Depreciation and amortization	$262,848	$263,213	$219,923	$220,250	$175,464	$175,713
Interest expense, net of capitalized interest	(172,693)	(172,693)	(143,777)	(145,177)	(148,017)	(150,655)
Gain (loss) from extinguishment of debt	22,347	22,347	(157)	(93,526)	(12,533)	(25,030)
Benefit (provision) for income taxes	60,923	61,561	(69,085)	(35,801)	(170,501)	(184,293)
Net income	210,206	210,479	258,148	196,336	628,728	599,552
Basic and diluted income per common share
Basic	1.94	1.94	2.43	1.85	6.29	6.00
Diluted	1.92	1.92	2.34	1.80	6.24	6.00
Net cash provided by operating activities	523,183	523,183	659,172	660,574	240,766	243,218
Net cash provided by (used in) investing activities	(1,338,999)	(1,338,999)	(822,671)	(824,073)	401,809	399,357

In addition, total stockholders’ equity at January 1, 2006 and December 31, 2006 as reported was $1,562,895 and $1,645, 585, respectively, and as adjusted is $1,675,194 and $1,727,766, respectively.

Significant Accounting Policies

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of the Company and its majority-owned subsidiaries. Investments in the 50%-owned joint ventures operating the Ferrari and Maserati automobile dealership and the Brioni mens’ retail clothing store inside Wynn Las Vegas are accounted for under the equity method. All significant intercompany accounts and transactions have been eliminated.

Use of Estimates

The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

WYNN RESORTS, LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Cash and Cash Equivalents

Cash and cash equivalents are comprised of highly liquid investments with purchase maturities of three months or less. Cash equivalents are carried at cost, which approximates fair value.

Restricted Cash

Restricted cash held at December 31, 2007, consisted primarily of certain proceeds of the Company’s financing activities invested in approved money market funds. The majority of these funds were restricted by agreements governing debt instruments for the purchase of the Company’s common stock and the payment of certain construction and development costs relating to Encore at Wynn Las Vegas.

Accounts Receivable and Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of casino accounts receivable. The Company issues credit in the form of markers to approved casino customers following investigations of creditworthiness. At December 31, 2008 and 2007, approximately 78%

and 65%, respectively, of the Company’s markers were due from customers residing outside the United States, primarily in Asia. Business or economic conditions or other significant events in these countries could affect the collectibility of such receivables.

Accounts receivable, including casino and hotel receivables, are typically non-interest bearing and are initially recorded at cost. Accounts are written off when management deems them to be uncollectible. Recoveries of accounts previously written off are recorded when received. An estimated allowance for doubtful accounts is maintained to reduce the Company’s receivables to their carrying amount, which approximates fair value. The allowance is estimated based on specific review of customer accounts as well as management’s experience with collection trends in the casino industry and current economic and business conditions.

Inventories

Inventories consist of retail merchandise, food and beverage items which are stated at the lower of cost or market value and certain operating supplies. Cost is determined by the first-in, first-out, average and specific identification methods.

Property and Equipment

Purchases of property and equipment are stated at cost. Depreciation is provided over the estimated useful lives of the assets using the straight-line method as follows:

Buildings and improvements	10 to 45 years
Land improvements	10 to 45 years
Leasehold interest in land	25 years
Airplanes	7 to 20 years
Furniture, fixtures and equipment	3 to 20 years

Costs related to improvements are capitalized, while costs of building repairs and maintenance are charged to expense as incurred. The cost and accumulated depreciation of property and equipment retired or otherwise disposed of are eliminated from the respective accounts and any resulting gain or loss is included in operating income.

WYNN RESORTS, LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Capitalized Interest

The interest cost associated with major development and construction projects is capitalized and included in the cost of the project. Interest capitalization ceases once a project is substantially complete or no longer undergoing construction activities to prepare it for its intended use. When no debt is specifically identified as being incurred in connection with a construction project, the Company capitalizes interest on amounts expended on the project at the Company’s weighted average cost of borrowed money. Interest of $87.4 million, $46 million and $31.9 million was capitalized for the years ended December 31, 2008, 2007 and 2006, respectively.

Intangibles

The Company’s indefinite-lived intangible assets consist primarily of water rights acquired as part of the original overall purchase price of the property on which Wynn Las Vegas is located, and trademarks. Indefinite-lived intangible assets are not amortized, but are reviewed for impairment annually. The Company’s finite-lived intangible assets consist of a Macau gaming concession and show production rights. Finite-lived intangible assets are amortized over the shorter of their contractual terms or estimated useful lives.

Long-Lived Assets

Long-lived assets, which are to be held and used, including intangibles and property and equipment, are periodically reviewed by management for impairment whenever events or changes in circumstances indicate that the carrying value of the asset may not be recoverable. If an indicator of impairment exists, the Company compares the estimated future cash flows of the asset, on an undiscounted basis, to the carrying value of the asset. If the undiscounted cash flows exceed the carrying value, no impairment is indicated. If the undiscounted cash flows do not exceed the carrying value, then impairment is measured as the difference between fair value and carrying value, with fair value typically based on a discounted cash flow model. If an asset is still under development, future cash flows include remaining construction costs.

Deferred Financing Costs

Direct and incremental costs incurred in obtaining loans or in connection with the issuance of long-term debt are capitalized and amortized to interest expense over the terms of the related debt agreements. Approximately $17.8 million, $13 million and $14 million was amortized to interest expense during the years ended December 31, 2008, 2007 and 2006, respectively. Debt discounts incurred in connection with the issuance of debt have been capitalized and are being amortized to interest expense using the effective interest method.

Derivative Financial Instruments

The Company seeks to manage its market risk, including interest rate risk associated with variable rate borrowings, through balancing fixed-rate and variable-rate borrowings with the use of derivative financial instruments. The Company accounts for derivative financial instruments in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 133, “Accounting for Derivative Instruments and Hedging Activities,” as amended. The fair value of derivative financial instruments are recognized as assets or liabilities at each balance sheet date, with changes in fair value affecting net income or comprehensive income as applicable. The Company’s current interest rate swaps do not qualify for hedge accounting. Accordingly, changes in the fair value of the interest rate swaps are presented as an increase (decrease) in swap fair value in the accompanying Consolidated Statements of Income.

Revenue Recognition and Promotional Allowances

The Company recognizes revenues at the time persuasive evidence of an arrangement exists, the service is provided or the retail goods are sold, prices are fixed or determinable and collection is reasonably assured.

WYNN RESORTS, LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Casino revenues are measured by the aggregate net difference between gaming wins and losses, with liabilities recognized for funds deposited by customers before gaming play occurs and for chips in the customers’ possession. Hotel, food and beverage, entertainment and other operating revenues are recognized when services are performed. Advance deposits on rooms and advance ticket sales are recorded as customer deposits until services are provided to the customer.

Revenues are recognized net of certain sales incentives in accordance with the Emerging Issues Task Force (“EITF”) consensus on Issue 01-9, “Accounting for Consideration Given by a Vendor to a Customer (Including a Reseller of the Vendor’s Products).” EITF 01-9 requires that sales incentives be recorded as a reduction of revenue; consequently, the Company’s casino revenues are reduced by discounts, commissions and points earned in customer loyalty programs, such as the player’s club loyalty program.

The retail value of accommodations, food and beverage, and other services furnished to guests without charge is included in gross revenues and then deducted as promotional allowances. The estimated cost of providing such promotional allowances is primarily included in casino expenses as follows (amounts in thousands):

	Years Ended December 31,
	2008	2007	2006
Rooms	$36,155	$31,518	$26,712
Food and beverage	79,828	70,827	61,200
Entertainment, retail and other	10,486	9,827	11,546

	$126,469	$112,172	$99,458

Gaming taxes

The Company is subject to taxes based on gross gaming revenue in the jurisdictions in which it operates, subject to applicable jurisdictional adjustments. These gaming taxes are an assessment on the Company’s gaming revenue and are recorded as an expense within the “Casino” line item in the Consolidated Statements of Income. These taxes totaled approximately $919.2 million, $685.3 million and $166.2 million for the years ended December 31, 2008, 2007 and 2006, respectively.

Advertising Costs

The Company expenses advertising costs the first time the advertising takes place. Advertising costs incurred in development periods are included in pre-opening costs. Once a project is completed, advertising costs are included in general and administrative expenses. Total advertising costs were $31.2 million including $11.1 million in pre-opening related to Encore, $25.8 million and $19.9 million, respectively, for the years ended December 31, 2008, 2007 and 2006.

Pre-Opening Costs

Pre-opening costs consists primarily of direct salaries and wages, legal and consulting fees, insurance, utilities and advertising, and are expensed as incurred. The Company incurred pre-opening costs in connection with Wynn Macau, prior to its opening on September 6, 2006 and Encore at Wynn Las Vegas, prior to its opening on December 22, 2008, and continues to incur such costs related to Encore at Wynn Macau.

WYNN RESORTS, LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Income Taxes

The Company is subject to income taxes in the United States and other foreign jurisdictions where it operates. The Company accounts for income taxes in accordance with SFAS No. 109, “Accounting for Income Taxes”. SFAS No. 109 requires the recognition of deferred tax assets, net of applicable reserves, and liabilities for the estimated future tax consequences attributable to differences between financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates in effect for the year in which those temporary differences are expected to be recovered or settled. The effect of a change in tax rates on the income tax provision and deferred tax assets and liabilities is recognized in the results of operations in the period that includes the enactment date.

SFAS No. 109 requires recognition of a future tax benefit to the extent that realization of such benefit is more likely than not. Otherwise, a valuation allowance is applied. During the Company’s development stage, it accumulated significant net operating losses, which generated significant deferred tax assets. Because of the Company’s limited operating history, it had previously partially reserved these net deferred tax assets. On September 11, 2006, the Company recorded a gain of $899.4 million on the sale of the subconcession right. Accordingly the Company determined that a substantial portion of these net deferred tax assets have become more likely than not realizable as defined by SFAS No. 109.

The Company’s income tax returns are subject to examination by the Internal Revenue Service (“IRS”) and other tax authorities in the locations where it operates. The Company assesses potentially unfavorable outcomes of such examinations based on the criteria of Financial Accounting Standards Board (“FASB”) Interpretation No. 48 (“FIN 48”) “Accounting for Uncertainty in Income Taxes” which the Company adopted on January 1, 2007. The Interpretation prescribes a minimum recognition threshold a tax position is required to meet before being recognized in the financial statements. As a result, the Company’s income tax recognition policy related to uncertain income tax positions is no longer covered by SFAS No. 5.

FIN 48 applies to all tax positions related to income taxes subject to SFAS No. 109. FIN 48 utilizes a two-step approach for evaluating tax positions. Recognition (Step I) occurs when the Company concludes that a tax position, based on its technical merits, is more likely than not to be sustained upon examination. Measurement (Step II) is only addressed if the position is deemed to be more likely than not to be sustained. Under Step II, the tax benefit is measured as the largest amount of benefit that is more likely than not to be realized upon settlement. FIN 48’s use of the term “more likely than not” is consistent with how that term is used in SFAS No. 109 (i.e. likelihood of occurrence is greater than 50%).

The tax positions failing to qualify for initial recognition are to be recognized in the first subsequent interim period that they meet the “more likely than not” standard. If it is subsequently determined that a previously recognized tax position no longer meets the “more likely than not” standard, it is required that the tax position is derecognized. FIN 48 specifically prohibits the use of a valuation allowance as a substitute for derecognition of tax positions. As applicable, the Company will recognize accrued penalties and interest related to unrecognized tax benefits in the provision for income taxes. During the years ended December 31, 2008, 2007 and 2006, the Company recognized no amounts for interest or penalties.

Currency Translation

The Company accounts for currency translation in accordance with SFAS No. 52, “Foreign Currency Translation.” Gains or losses from foreign currency remeasurements are included in other income/expense in the Consolidated Statements of Income. The results of operations and the balance sheet of Wynn Macau, S.A. are

WYNN RESORTS, LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

translated from Macau Patacas to U.S. dollars. Balance sheet accounts are translated at the exchange rate in effect at each year-end. Income statement accounts are translated at the average rate of exchange prevailing during the year. Translation adjustments resulting from this process are charged or credited to other comprehensive income.

Earnings Per Share

Earnings per share are calculated in accordance with SFAS No. 128, “Earnings Per Share." SFAS No. 128 provides for the reporting of “basic”, or undiluted earnings per share (“EPS”), and “diluted” EPS. Basic EPS is computed by dividing net income by the weighted average number of shares outstanding during the year. Diluted EPS reflects the addition of potentially dilutive securities which for the Company includes: stock options, nonvested stock, and the 6% Convertible Subordinated Debentures due 2015 (the “Debentures”) which were all converted into common stock in July 2007.

The weighted average number of common and common equivalent shares used in the calculation of basic and diluted EPS for the years ended December 31, 2008, 2007 and 2006 consisted of the following (amounts in thousands):

	2008	2007	2006
Weighted average common shares outstanding (used in calculation of basic earnings per share)	108,408	106,030	99,998
Potential dilution from the assumed exercise of stock options, nonvested stock, and the Debentures	1,033	6,655	11,629

Weighted average common and common equivalent shares outstanding (used in calculation of diluted earnings per share)	109,441	112,685	111,627

The calculation of diluted EPS for the year ended December 31, 2007 includes an addition to net income to reflect the interest expense, net of related tax effects, of $6.9 million that would not have been incurred on the Debentures had they been converted as of the beginning of the year up to the conversion date.

The calculation of diluted EPS for the year ended December 31, 2006 includes an addition to net income to reflect the interest expense, net of related tax effects, of $12.8 million and the distribution to convertible debenture holders of $58.5 million that would not have been incurred on the Debentures had they been converted as of the beginning of the year.

A total of 880,000 stock options were excluded from the calculation of diluted EPS at December 31, 2008 because including them would have been anti-dilutive.

Share-Based Compensation

In accordance with SFAS 123(R), “Share Based Payment”, the Company recognizes compensation expense on a straight-line basis over the awards vesting period. SFAS 123(R) requires an entity to measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award and recognize that cost over the service period. The Company uses the Black-Scholes valuation model to determine the estimated fair value for each option grant issued. The Black-Scholes determined fair value net of estimated forfeitures is amortized as compensation cost on a straight line basis over the service period.

Further information on the Company’s share-based compensation arrangements is included in Note 15 “Benefit Plans—Share-Based Compensation”.

WYNN RESORTS, LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Recently Issued Accounting Standards

In September 2006, FASB issued SFAS No. 157, “Fair Value Measurements”. This statement defines fair value, establishes a framework for measuring fair value, and expands disclosures about fair value measurements under other accounting pronouncements that require or permit fair value measurements. Accordingly, this statement does not require any new fair value measurements. In February 2008, the FASB issued FASB Staff Position FAS 157-2, which defers the effective date of SFAS 157 for non-financial assets and liabilities that are recognized or disclosed at fair value in the entity’s financial statements on a recurring basis to fiscal years beginning after November 15, 2008 and interim periods within those fiscal years. As of December 31, 2008, the Company does not have any nonfinancial assets or nonfinancial liabilities that are, or were, recognized or disclosed at fair value on a recurring basis. The Company partially adopted the provisions of SFAS 157 effective January 1, 2008 and expects to adopt the remaining provisions of SFAS 157 on January 1, 2009. The partial adoption of this statement did not have a material impact the Company’s consolidated financial statements.

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities Including an Amendment of FASB Statement No. 115.” SFAS No. 159 permits entities to choose to measure many financial instruments and certain other items at fair value, with unrealized gains and losses related to these financial instruments reported in earnings at each subsequent reporting date. SFAS No. 159 is effective for fiscal years beginning after November 15, 2007. The adoption of this statement on January 1, 2008, did not have a material impact on the Company’s consolidated financial statements.

In December 2007, the FASB issued SFAS No. 141 (revised 2007), “Business Combinations.” SFAS No. 141 (revised) establishes principles and requirements for how an acquirer recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, and noncontrolling interest in the acquiree and the goodwill acquired. The revision is intended to simplify existing guidance and converge rulemaking under U.S. GAAP with international accounting rules. This statement applies prospectively to business combinations where the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. The adoption of SFAS No. 141 (revised) is not expected to have a material impact on the Company’s financial position, results of operations or cash flows.

In December 2007, the FASB issued SFAS No. 160, “Noncontrolling Interest in Consolidated Financial Statements, an amendment of ARB No. 51.” This statement establishes accounting and reporting standards for ownership interests in subsidiaries held by parties other than the parent and for the deconsolidation of a subsidiary. It also clarifies that a noncontrolling interest in a subsidiary is an ownership interest in the consolidated entity that should be reported as equity in the consolidated financial statements. SFAS No. 160 changes the way the consolidated income statement is presented by requiring consolidated net income to be reported at amounts that include the amount attributable to both the parent and the noncontrolling interests. The statement also establishes reporting requirements that provide sufficient disclosure that clearly identify and distinguish between the interest of the parent and those of the noncontrolling owners. This statement is effective for fiscal years beginning on or after December 15, 2008. The adoption of SFAS No. 160 is not expected to have a material impact on the Company’s financial position, results of operations or cash flows.

In March 2008, the FASB issued SFAS No. 161, “Disclosures About Derivative Instruments and Hedging Activities, an amendment of SFAS No. 133”. SFAS No. 161 is intended to improve financial reporting about derivative instruments and hedging activities by requiring enhanced disclosures to enable investors to better understand their effects on an entity’s financial position, financial performance, and cash flows. This statement is effective for fiscal years beginning after November 15, 2008. SFAS No. 161 is not expected to have a material impact on the Company’s financial position, results of operations or cash flows.

WYNN RESORTS, LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

In June 2008, the FASB issued FSP EITF 03-6-1, Determining Whether Instruments Granted in Share-Based Payment Transactions Are Participating Securities. This FSP addresses whether instruments granted in share-based payment transactions are participating securities prior to vesting and, therefore, need to be included in the earnings allocation in computing EPS under the two-class method described in paragraphs 60 and 61 of FASB Statement No. 128, Earnings per Share. The FSP will be effective for financial statements issued for fiscal years and interim periods beginning after December 15, 2008. All prior period EPS data presented shall be adjusted retrospectively to conform to the provisions of this FSP. The Company is currently evaluating the impact of this FSP, but does not expect it to have a material impact on its financial position, results of operations or cash flows.

In October 2008, the FASB issued FASB Staff Position No. FAS 157-3, Determining the Fair Value of a Financial Asset When the Market for That Asset is Not Active (FSP 157-3 or the FSP). FSP 157-3 clarifies the application of SFAS No. 157, Fair Value Measurements (Statement 157), in a market that is not active. The FSP amends Statement 157 to include an example that illustrates key considerations when applying the principles in Statement 157 to financial assets when the market for these instruments is not active.

Reclassifications

Certain amounts in the consolidated financial statements for 2007 and 2006 have been reclassified to be consistent with the current year presentation. These reclassifications had no effect on the previously reported net income.

3.	Receivables, net

Receivables, net consisted of the following (amounts in thousands):

	As of December 31,
	2008	2007
Casino	$200,115	$216,166
Hotel	18,311	19,464
Other	9,589	9,575

	228,015	245,205
Less: allowance for doubtful accounts	(102,819)	(66,146)

	$125,196	$179,059

4.	Property and Equipment, net

Property and equipment, net consisted of the following (amounts in thousands):

	As of December 31,
	2008	2007
Land and improvements	$707,531	$615,894
Buildings and improvements	3,164,082	1,811,997
Airplanes	77,326	77,326
Furniture, fixtures and equipment	1,556,507	896,060
Leasehold interest in land	67,358	66,983
Construction in progress	221,696	923,325

	5,794,500	4,391,585
Less: accumulated depreciation	(675,854)	(438,068)

	$5,118,646	$3,953,517

WYNN RESORTS, LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Depreciation expense for the years ended December 31, 2008, 2007 and 2006 was $247.6 million, $204.5 million and $158.7 million, respectively.

As of December 31, 2008, construction in progress primarily includes construction, development, interest and other costs capitalized in conjunction with Encore at Wynn Macau. As of December 31, 2007, such balance primarily includes the costs associated with Encore at Wynn Las Vegas which opened on December 22, 2008.

5.	Intangibles, net

Intangibles, net consisted of the following (amounts in thousands):

	Macau Gaming Concession	Show Production Rights	Water Rights	Trademarks	Total Intangibles, Net
January 1, 2007	$36,933	$20,789	$6,400	$1,013	$65,135
Additions	—	—	—	286	286
Amortization	(2,384)	(2,963)	—	—	(5,347)

December 31, 2007	34,549	17,826	6,400	1,299	60,074
Additions	—	—	—	35	35
Write offs	—	(6,340)	—	—	(6,340)
Amortization	(2,381)	(2,339)	—	—	(4,720)

December 31, 2008	$32,168	$9,147	$6,400	$1,334	$49,049

The Macau gaming concession intangible is being amortized over the 20-year life of the concession. The Company expects that amortization of the Macau gaming concession will be approximately $2.4 million each year from 2009 through 2021, and approximately $1 million in 2022.

Show production rights represent amounts paid to purchase the rights to the “Le Rêve” and “Monty Python’s Spamalot” production shows. During the year ended December 31, 2008, the Company wrote off the show production rights associated with Spamalot as the contract for that show was terminated. The Company expects that amortization of show production rights will be approximately $2.1 million for each of the years 2009 through 2012, and approximately $0.8 million in 2013.

Water rights reflect the fair value allocation determined in the purchase of the property on which Wynn Las Vegas is located in April 2000. The value of the trademarks primarily represents the costs to acquire the “Le Rêve” name. The water rights and trademarks are indefinite-lived assets and, accordingly, not amortized.

6.	Deposits and Other Assets

Deposits and other assets consisted of the following (amounts in thousands):

	As of December 31,
	2008	2007
Entertainment production costs	$21,878	$38,986
Base stock	32,511	15,940
Deposits and other	48,290	38,855
Golf memberships	3,750	3,750

	$106,429	$97,531

WYNN RESORTS, LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

7.	Long-Term Debt

Long-term debt consisted of the following (amounts in thousands):

	As of December 31,
	2008	2007
6 5/8% Wynn Las Vegas First Mortgage Notes, due December 1, 2014, net of original issue discount of $9,561 and $10,816, respectively	$1,690,439	$1,689,184
$1 billion Wynn Resorts Term Loan Facility, due June 21, 2010; interest at LIBOR plus 2.25% (approximately 2.8% and 7.1% respectively)	375,000	1,000,000
$900 million Wynn Las Vegas Revolving Credit Facility; due August 15, 2011; interest at LIBOR plus 1.625% (approximately 2.2%)	879,484	—
$225 million Wynn Las Vegas Term Loan Facility; $112.5 million due September 30, 2012 with remaining $112.5 million due August 15, 2013; interest at LIBOR plus 1.875% (approximately 3.1% and 6.9% respectively)	225,000	225,000
$550 million Wynn Macau Senior Term Loan Facilities (as amended June 2007); due June 27, 2014; interest at LIBOR or HIBOR plus 1.75% (approximately 5.3% and 5.5% respectively)	552,561	549,995
$1 billion Wynn Macau Senior Revolving Credit Facility, due June 2012; Interest at LIBOR or HIBOR plus 1.75% (approximately 5.1%)	502,356	—
$42 million Note Payable; due April 1, 2017; interest at LIBOR plus 1.25% (approximately 3.0% and 6.5% respectively)	39,550	40,950
$32.5 million Note Payable; due August 10, 2012; interest at LIBOR plus 1.15% (approximately 2.4% and 6.02% respectively)	28,709	31,417
Other	10	66

	4,293,109	3,536,612
Current portion of long-term debt	(2,685)	(3,273)

	$4,290,424	$3,533,339

6 5/8% First Mortgage Notes

On December 14, 2004, Wynn Las Vegas, LLC and Wynn Las Vegas Capital Corp. (together, the “Issuers”) issued $1.3 billion aggregate principal amount of 6 5/8% First Mortgage Notes (the “First Mortgage Notes”). On November 6, 2007, the Issuers issued, in a private offering, $400 million aggregate principal amount of 6 5/8% First Mortgage Notes due 2014 at a price of 97.25% of the principal amount (the “Additional Notes”). The Additional Notes were issued under the same indenture as the First Mortgage Notes issued on December 14, 2004. The First Mortgage Notes mature on December 1, 2014 and bear interest at the rate of 6 5/8% per year. The Company pays interest on the First Mortgage Notes on June 1st and December 1st of each year. Commencing December 1, 2009, the First Mortgage Notes are redeemable at the Company’s option at a price equal to 103.313% of the principal amount redeemed and declining ratably on December 1st of each year thereafter to zero on or after December 1, 2012.

The indenture governing the First Mortgage Notes and the Additional Notes contains covenants limiting the ability of the Issuers to incur additional debt, make distributions, investments and restricted payments, create liens, enter into transactions with affiliates, sell assets, enter into sale leaseback transactions, permit restrictions on dividends and other payments by subsidiaries, or engage in mergers, consolidations, sales of substantially all assets, sales of subsidiary stock and other specified types of transactions.

WYNN RESORTS, LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The First Mortgage Notes and the Additional Notes are obligations of the Issuers, guaranteed by each of the subsidiaries of Wynn Las Vegas, LLC, other than Wynn Completion Guarantor, LLC. Wynn Resorts, Limited does not guarantee the obligations of the Issuers. Subject to an intercreditor agreement and certain exceptions, the First Mortgage Notes and the guarantees thereof are secured by: (1) a first priority pledge of all of the member’s interests owned by Wynn Las Vegas, LLC in its subsidiaries (other than Wynn Completion Guarantor, LLC) and of Wynn Resorts Holdings, LLC's 100% member's interest in Wynn Las Vegas, LLC; (2) first mortgages on all real property constituting Wynn Las Vegas, its golf course and Encore at Wynn Las Vegas; and (3) a first priority security interest in substantially all other existing and future assets of Wynn Las Vegas, LLC and the guarantors, excluding, among other things, an aircraft beneficially owned by World Travel, LLC.

The obligations of the Issuers and the guarantors under the First Mortgage Notes and the Additional Notes rank equal to the right of payment with their existing and future senior secured indebtedness, including indebtedness with respect to the Wynn Las Vegas, LLC credit facilities described below, and rank senior in right of payment to all of their existing and future subordinated indebtedness.

The Additional Notes rank pari passu with, and will vote on any matter submitted to note holders with, the previously issued First Mortgage Notes. The Additional Notes are senior secured obligations of the Issuers, are guaranteed by Wynn Las Vegas, LLC’s subsidiaries (subject to some exceptions), and are secured by a first priority lien on substantially all of the existing and future assets of the Issuers and guarantors.

The Additional Notes were registered under the Securities Act of 1933 and in May 2008, the Company completed an exchange of the Additional Notes for registered, publicly traded notes that have substantially identical terms as the Additional Notes.

$1 Billion Term Loan Facility

On June 21, 2007, the Company entered into a $1 billion term loan facility (the “Term Loan Facility”). Borrowings under the Term Loan Facility were available in the form of a delayed-draw term loan facility available through December 31, 2007, with the option to increase the facility to $1.25 billion if certain conditions are met. As of December 31, 2007, the Company had borrowed $1 billion under the Term Loan Facility and no additional amounts are available. The Term Loan Facility was available to fund (a) the Company’s equity repurchase program announced on June 7, 2007 and (b) up to $350 million for general corporate purposes. Of the $1 billion drawn at December 31, 2007, $500 million was included as restricted cash in the accompanying Consolidated Balance Sheet as such amount was only to be used to fund the Company’s equity repurchases or repay the loans.

On August 1, 2008, the Company amended the $1 billion Wynn Resorts Term Loan. This amendment allowed Stephen A. Wynn, the Company’s Chairman and Chief Executive Officer, to purchase an interest in the debt. On August 1, 2008, Mr. Wynn advised the Company that he purchased $198,250,000 of the face amount of the outstanding debt under the $1 billion Wynn Term Loan Facility from a third party. On November 13, 2008, the Company further amended the Term Loan Facility to purchase loans outstanding up to $650 million prior to March 31, 2009. On November 26, 2008, the Company purchased $625 million of loans under the Term Loan Facility at a discounted price of 95.375%, resulting in the retirement of $625 million of principal for a payment of $596.1 million. The loans purchased included the interests held by Mr. Wynn. In connection with this transaction, the Company recognized a $22.3 million gain on early retirement of debt, net of the write-off of unamortized debt issue costs and fees. The remaining $375 million will mature and be payable on June 21, 2010.

Loans under the Term Loan Facility accrue interest, at the election of the Company, at either the London Interbank Offer Rate (“LIBOR”) or a Base Rate, plus a borrowing margin as described below. Interest on LIBOR

WYNN RESORTS, LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

loans is payable at the end of the applicable interest period in the case of interest periods of one, two or three months, and every three months in the case of interest periods of nine months or longer. Base Rate loans bear interest at (a) the greater of (i) the rate most recently announced by Deutsche Bank as its “prime rate,” or (ii) the Federal Funds Rate plus 1/2 of 1% per annum; plus (b) a borrowing margin as described below. Interest on Base Rate loans are payable quarterly in arrears. The borrowing margin is 2.25% for LIBOR loans and 1% for Base Rate loans, if Wynn Resorts, Limited and Wynn Macau’s combined net liquidity is equal to or greater than $400 million and 2.50% for LIBOR loans and 1.25% for Base Rate loans, if such net liquidity is less than $400 million. The Company incurred a fee of 112.5 bps per annum of the actual daily amount by which the actual Term Loan Facility commitment exceeded the outstanding amount of the Term Loan Facility.

Wynn Las Vegas Credit Facilities

On December 14, 2004, Wynn Las Vegas, LLC entered into a credit agreement and related ancillary agreements for secured revolving credit and term loan facilities in the aggregate amount of $1 billion. The credit facilities consisted of a revolving credit facility (the “Wynn Las Vegas Revolver”) in the amount of $600 million and a term loan facility (the “Wynn Las Vegas Term Loan”) in the amount of $400 million. The Wynn Las Vegas Revolver was to terminate and be payable in full on December 14, 2009, and the Wynn Las Vegas Term Loan was to mature on December 14, 2011.

On August 15, 2006, the Company refinanced the above noted credit facilities and entered into an Amended and Restated Credit Agreement (the “Amended and Restated Credit Agreement”) which increased the Wynn Las Vegas credit facilities from $1 billion to $1.125 billion by increasing the Wynn Las Vegas Revolver from $600 million to $900 million and reducing the Wynn Las Vegas Term Loan from $400 million to $225 million. The $900 million Wynn Las Vegas Revolver and the $225 million Wynn Las Vegas Term Loan are herein referred to as the “Wynn Las Vegas Credit Facilities”. In August 2006, the maturity dates for the Wynn Las Vegas Revolver and the Wynn Las Vegas Term Loan were extended to August 15, 2011 and August 15, 2013, respectively. One half of the Wynn Las Vegas Term Loan is due on September 30, 2012 and the remaining half is due August 15, 2013.

For purposes of calculating interest, loans under the Wynn Las Vegas Credit Facilities will be designated, at the election of Wynn Las Vegas, LLC, as Eurodollar Loans or, in certain circumstances, Base Rate Loans. Eurodollar Loans under the Wynn Las Vegas Revolver and Wynn Las Vegas Term Loan bear interest initially at the Eurodollar rate plus 1.625% and the Eurodollar rate plus 1.875%, respectively. Interest on Eurodollar Loans is payable at the end of the applicable interest period in the case of interest periods of one, two or three months, and every three months in the case of interest periods of six months. Base Rate Loans bear interest at (a) the greater of (i) the rate most recently announced by Deutsche Bank as its “prime rate,” or (ii) the Federal Funds Rate plus 1/2 of 1% per annum; plus (b) a borrowing margin 0.625% or 0.875% under the Wynn Las Vegas Revolver and Wynn Las Vegas Term Loans, respectively. Interest on Base Rate Loans will be payable quarterly in arrears.

Beginning June 30, 2009, the applicable borrowing margins for the Wynn Las Vegas Revolver will be based on Wynn Las Vegas, LLC’s leverage ratio, ranging from 1% to 1.75% per annum for Eurodollar Loans and 0% to 0.75% per annum for Base Rate Loans. Wynn Las Vegas, LLC also pays, quarterly in arrears, 0.375% per annum on the daily average of unborrowed availability under the Wynn Las Vegas Revolver. Beginning June 30, 2009, the annual fee Wynn Las Vegas, LLC will be required to pay for unborrowed availability under the Wynn Las Vegas Revolver will be based on Wynn Las Vegas, LLC’s leverage ratio, ranging from 0.25% to 0.50% per annum.

WYNN RESORTS, LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The Wynn Las Vegas Credit Facilities are obligations of Wynn Las Vegas, LLC, guaranteed by each of the subsidiaries of Wynn Las Vegas, LLC, other than Wynn Completion Guarantor, LLC. Subject to an intercreditor agreement, and certain exceptions, the obligations of Wynn Las Vegas, LLC and each of the guarantors under the Wynn Las Vegas Credit Facilities are secured by: (1) a first priority pledge of all member’s interests owned by Wynn Las Vegas, LLC in its subsidiaries (other than Wynn Completion Guarantor, LLC) and Wynn Resorts Holdings, LLC's 100% member’s interest in Wynn Las Vegas, LLC; (2) first mortgages on all real property constituting Wynn Las Vegas, its golf course and Encore at Wynn Las Vegas; and (3) a first priority security interest in substantially all other existing and future assets of Wynn Las Vegas, LLC and the guarantors, excluding an aircraft beneficially owned by World Travel, LLC.

The obligations of Wynn Las Vegas, LLC and the guarantors under the Wynn Las Vegas Credit Facilities rank equal in right of payment with their existing and future senior indebtedness, including indebtedness with respect to the First Mortgage Notes and the Additional Notes and ranks senior in right of payment to all of their existing and future subordinated indebtedness.

In addition to scheduled amortization payments, Wynn Las Vegas, LLC is required to make mandatory prepayments of indebtedness under the Wynn Las Vegas Credit Facilities from the net proceeds of all debt offerings (other than those constituting certain permitted debt). Wynn Las Vegas, LLC is also required to make mandatory repayments of indebtedness under the Wynn Las Vegas Credit Facilities from specified percentages of excess cash flow, which percentages may decrease and/or be eliminated based on Wynn Las Vegas, LLC’s leverage ratio. Wynn Las Vegas, LLC has the option to prepay all or any portion of the indebtedness under the Wynn Las Vegas Credit Facilities at any time without premium or penalty.

The Amended and Restated Credit Agreement contains customary negative covenants and financial covenants, including negative covenants that restrict Wynn Las Vegas, LLC’s ability to: incur additional indebtedness, including guarantees; create, incur, assume or permit to exist liens on property and assets; declare or pay dividends and make distributions or restrict the ability of Wynn Las Vegas, LLC’s subsidiaries to pay dividends and make distributions; engage in mergers, investments and acquisitions; enter into transactions with affiliates; enter into sale-leaseback transactions; execute modifications to material contracts; engage in sales of assets; make capital expenditures; and make optional prepayments of certain indebtedness. The financial covenants include maintaining a (i) Consolidated Leverage Ratio, as defined, not greater than 5.00 to 1 as of December 31, 2008, and (ii) Consolidated Interest Coverage Ratio, as defined, not less than 1.40 to 1. Management believes that the Company was in compliance with all covenants at December 31, 2008. The Consolidated Leverage Ratio is 5.00 to 1, 8.25 to 1, 7.75 to 1 and 7.50 to 1 for each of the reporting periods ending March 31, 2009, June 30, 2009, September 30, 2009 and December 31, 2009, respectively. The Consolidated Interest Coverage Ratio is 1.35 to 1 for the reporting period ending March 31, 2009, and then increases to 1.75 to 1 for the reporting periods ending June 30, 2009 and September 30, 2009, and 2.00 to 1 for the reporting period ending December 31, 2009.

In accordance with EITF 96-19, “Debtor’s Accounting for a Modification or Exchange of Debt Instruments,” the Company recorded a loss from extinguishment of debt for the year ended December 31, 2006 of approximately $10.8 million to reflect the write-off of the previous Term Loan’s unamortized deferred financing costs and the payment of certain third-party bank fees incurred during the refinancing of the Wynn Las Vegas Credit Facilities.

In April 2007, the Company amended the Wynn Las Vegas Credit Facilities to: (a) have the Final Completion, as defined, be deemed satisfied for Wynn Las Vegas with the resulting release of (i) all amounts in excess of $30 million from the Completion Guaranty Deposit Account, ($24.6 million), and (ii) the balance of

WYNN RESORTS, LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

funds in the Project Liquidity Reserve Account ($32.8 million), (b) increase the permitted expenditures for Encore from $300 million to $500 million prior to the execution of a guaranteed maximum price construction contract, and (c) permit the issuance of up to $500 million of unsecured debt as and when permitted under the indenture governing the First Mortgage Notes.

In October 2007, the Company further amended the Wynn Las Vegas Credit Facilities to (a) permit the issuance of up to $500 million of secured indebtedness, in lieu of the $500 million unsecured indebtedness in the April 2007 amendment, (b) remove certain language related to the inter-company loan made by Wynn Las Vegas to Wynn Resorts (Macau) S.A. and (c) amend certain provisions governing Wynn Las Vegas’ insurance related obligations.

On September 17, 2008, Wynn Las Vegas entered into a third amendment to the Amended and Restated Credit Agreement. This amendment, among other things, provides Wynn Las Vegas with additional flexibility with respect to its financial covenants and related financial calculations.

Wynn Macau Credit Facilities

On September 14, 2004, Wynn Macau, S.A. executed a definitive credit agreement and related ancillary agreements for a senior secured bank facility of $397 million (the “Wynn Macau Credit Facility”). The Wynn Macau Credit Facility consisted of term loan facilities in the amount of $382 million (in a combination of Hong Kong and US dollars) and a revolving working capital facility of HK$117 million (approximately US$15 million).

In September 2005, to accommodate Wynn Macau’s expansion, the Wynn Macau Credit Facility was amended to expand availability under the facility from $397 million to $764 million, including $729 million of senior term loan facilities, a HK$117 million revolving credit facility (approximately US$15 million), and an additional term loan facility of HK$156 million (approximately US$20 million).

On June 27, 2007, the Company amended the Wynn Macau Credit Facility dated September 2005 and entered into related amendments and agreements with a syndicate of lenders. The amended agreements took effect on June 29, 2007 and expand availability under the Wynn Macau Credit Facility from $764 million to $1.550 billion, in a combination of Hong Kong and US dollars, including a $550 million equivalent in fully-funded senior term loan facilities (the “Wynn Macau Term Loan”), and a $1 billion senior revolving credit facility (the “Wynn Macau Revolver”). Wynn Macau also has the ability to upsize the total facilities by an additional $50 million pursuant to the terms and provisions of the agreements. The senior credit facilities described in this paragraph are collectively referred to herein as the “Wynn Macau Credit Facilities”.

The Wynn Macau Term Loan matures in June 2014, and the Wynn Macau Revolver matures in June 2012. The principal amount of the Wynn Macau Term Loan is required to be repaid in quarterly installments, commencing in September 2011. Borrowings under the Wynn Macau Credit Facilities currently bear interest at LIBOR or the Hong Kong Interbank Offer Rate (“HIBOR”) plus a margin of 1.75%.

As part of the amendment to the Wynn Macau Credit Facilities, Wynn Resorts, Limited’s remaining support obligations to Wynn Macau and the $30 million in contingent equity previously provided by the Company have been released.

Collateral for the Wynn Macau Credit Facilities consists of substantially all of the assets of Wynn Macau, S.A. Certain affiliates of the Company that own interests in Wynn Macau, S.A., either directly or indirectly

WYNN RESORTS, LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

through other subsidiaries, have executed guarantees of the loans and pledged their interests in Wynn Macau, S.A. as additional security for repayment of the loans. In addition, the Wynn Macau Credit Facilities’ governing documents contain capital spending limits and other affirmative and negative covenants.

The Wynn Macau Credit Facilities contain customary covenants restricting our activities including, but not limited to: the incurrence of additional indebtedness, the incurrence or creation of liens on any of its property, sales and leaseback transactions, the ability to dispose of assets, and make loans or other investments. In addition, the Company was required by the financial covenants to maintain a Leverage Ratio, as defined, not greater than 4.75 to 1 as of December 31, 2008, and Interest Coverage Ratio, as defined, not less than 2.00 to 1. Management believes that the Company was in compliance with all covenants at December 31, 2008. The Leverage Ratio increases to not greater than 5.00 to 1 for all reporting periods in 2009.

In September 2004, in connection with the initial financing of the Wynn Macau project, Wynn Macau, S.A. entered into a Bank Guarantee Reimbursement Agreement with BNU to secure a guarantee in the amount of 700 million Patacas (approximately US$87.1 million) that was effective until March 31, 2007. The amount of this guarantee was reduced to $300 million Patacas (approximately US$37 million) for the period from April 1, 2007 until 180 days after the end of the term of the concession agreement. This guarantee, which is for the benefit of the Macau government, assures Wynn Macau, S.A.’s performance under the casino concession agreement, including the payment of premiums, fines and indemnity for any material failure to perform under the terms of the concession agreement. The guarantee is currently secured by a second priority security interest in the senior lender collateral package. From and after repayment of all indebtedness under the Wynn Macau Credit Facilities, Wynn Macau, S.A. is obligated to promptly, upon demand by BNU, repay any claim made on the guarantee by the Macau government. Prior to April 1, 2007, BNU was paid an annual fee for the guarantee not to exceed approximately 12.3 million Macau Patacas (approximately US$1.5 million), and after April 1, 2007, $5.2 million Macau Patacas (approximately US$0.7 million).

On February 4, 2009, the Company borrowed the remaining $500 million that was available under the Wynn Macau Revolver. Accordingly there are no amounts remaining available under the Wynn Macau Credit Facilities.

$42 Million Note Payable for Aircraft

On March 30, 2007, World Travel, LLC, a subsidiary of Wynn Las Vegas, refinanced a $44.75 million note payable with a new loan. This new loan has a principal balance of $42 million and is due April 1, 2017. The loan is guaranteed by Wynn Las Vegas, LLC and secured by a first priority security interest in one of the Company’s aircraft. Principal and interest payments are made quarterly and began on July 1, 2007. Principal payments are $350,000 with a balloon payment of $28 million due at maturity. Interest is calculated at 90-day LIBOR plus 125 basis points. In connection with this transaction, the Company incurred a loss from extinguishment of debt of $157,000 related to the write-off of unamortized debt issue costs associated with the original loan during the year ended December 31, 2007.

$32.5 Million Note Payable for Aircraft

On May 10, 2007, World Travel G-IV, LLC., a subsidiary of Wynn Resorts, entered into a $32.5 million term loan credit facility to finance the purchase of an aircraft. The loan bears interest at LIBOR plus 1.15% and will mature on August 10, 2012. Principal and interest payments are made quarterly beginning July 1, 2007. Principal payments are approximately $542,000 with a balloon payment of $21.1 million due at maturity.

WYNN RESORTS, LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Fair Value of Long-Term Debt

The net book value of the First Mortgage Notes at December 31, 2008 and 2007 was approximately $1.7 billion. The estimated fair value of the First Mortgage Notes based upon most recent trades at December 31, 2008 and 2007 was approximately $1.25 billion and $1.67 billion, respectively. The estimated fair value of the Company’s other debt instruments was approximately $1.6 billion with a book value of $2.6 billion.

Scheduled Maturities of Long-Term Debt

Scheduled maturities of long-term debt are as follows (amounts in thousands):

Years Ending December 31,
2009	$2,685
2010	378,567
2011	957,435
2012	785,277
2013	257,670
Thereafter	1,921,036

$4,302,670

8.	Interest Rate Swaps

The Company has entered into floating-for-fixed interest rate swap arrangements in order to manage interest rate risk relating to certain of its debt facilities. These interest rate swap agreements modify the Company’s exposure to interest rate risk by converting a portion of the Company’s floating-rate debt to a fixed rate. The Company accounts for its interest rate swaps in accordance with SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities”, as amended. These interest rate swaps essentially fix the interest rate at the percentages noted below, however, changes in the fair value of the interest rate swaps for each reporting period have been recorded in the increase/decrease in swap fair value in the accompanying Consolidated Statements of Income, as the interest rate swaps do not qualify for hedge accounting.

The Company measures the fair value of its interest rate swaps on a recurring basis pursuant to SFAS No. 157. SFAS No. 157 establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. These tiers include: Level 1, defined as observable inputs such as quoted prices in active markets; Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable; and Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions. The Company categorizes these swap contracts as Level 2.

The following table represents the historical asset (liability) fair values recorded in the accompanying Consolidated Balance Sheets as of December 31, 2008 and 2007. The fair value approximates the amount the Company would receive/(pay) if these contracts were settled at the respective valuation dates. Fair value is estimated based upon current, and predictions of future, interest rate levels along a yield curve, the remaining duration of the instruments and other market conditions, and therefore, is subject to significant estimation and a high degree of variability and fluctuation between periods.

Asset / (liability) fair value:	Wynn Resorts	Wynn Las Vegas	Wynn Macau	Net Total Interest Rate Swaps
(amounts in thousands)
December 31, 2008	$(15,334)	$—	$(12,539)	$(27,873)
December 31, 2007	$—	$416	$(3,095)	$(2,679)

WYNN RESORTS, LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Wynn Resorts Swap

On February 1, 2008, the Company entered into an interest rate swap to hedge the underlying interest rate risk on all of the borrowings under the Term Loan Facility. Pursuant to the terms of this interest rate swap, the Company paid a fixed rate of 2.836% on the $1 billion notional amount and received payments based on LIBOR. This swap fixed the interest rate at approximately 5.09%. On December 8, 2008, the Company modified the terms of this swap so that the current notional amount is $375 million to match the current debt outstanding. Pursuant to the amendment, the Company now pays a fixed rate of 3.95% which fixes the interest rate at approximately 6.2% through June 2010. This swap matures in June 2010.

Wynn Las Vegas Swap

In December 2008, the Company’s $200 million notional amount interest rate swap to essentially fix the interest rate on $200 million of the $225 million of Wynn Las Vegas Term Loan borrowings matured. Pursuant to the terms of this interest rate swap, the Company paid a fixed rate of 3.793% on the $200 million notional amount and received payments based on LIBOR. This swap fixed the interest rate at approximately 5.7% on $200 million of the outstanding $225 million term loan.

Wynn Macau Swaps

In November 2005, the Company entered into interest rate swap agreements to hedge a portion of the underlying interest rate risk on current and future borrowings under the Wynn Macau Term Loan. In August 2008, the Company terminated these interest rate swaps and entered into new interest rate swaps which will mature in August 2011. Under the first terminated swap agreement, the Company paid a fixed interest rate of 4.84% on borrowings incurred under the Wynn Macau Term Loan up to a maximum of approximately $198.2 million, in exchange for receipts on the same amounts at a variable interest rate based on the applicable LIBOR at the time of payment. Under the second terminated swap agreement, the Company paid a fixed interest rate of 4.77% on borrowings incurred under the Wynn Macau Term Loan up to a maximum of approximately HK $1.1 billion (approximately U.S. $140 million), in exchange for receipts on the same amounts at a variable interest rate based on the applicable HIBOR at the time of payment. The terminated interest rate swaps fixed the interest rates on the U.S. dollar and the Hong Kong dollar borrowings under the Wynn Macau Term Loan at approximately 6.59% and 6.52%, respectively. In connection with this transaction, the Company recorded a gain of approximately $0.9 million to reflect the increase in the value of such swaps from June 30, 2008 to the termination date and paid to the counterparties of the terminated swaps a cash settlement payment of approximately $2.2 million.

Effective August 2008, under the first new swap agreement, the Company pays a fixed interest rate of 3.632% on U.S. dollar borrowings of approximately $153.8 million incurred under the Wynn Macau Term Loan in exchange for receipts on the same amount at a variable interest rate based on the applicable LIBOR at the time of payment. Under the second new swap agreement, the Company pays a fixed interest rate of 3.39% on Hong Kong dollar borrowings of approximately HK $991.6 million (approximately U.S. $127.9 million) incurred under the Wynn Macau Term Loan in exchange for receipt on the same amount at a variable interest rate based on the applicable HIBOR at the time of payment. These interest rate swaps fix the interest rates on the U.S. dollar and the Hong Kong dollar borrowings under the Wynn Macau Term Loan at approximately 5.382% and 5.14%, respectively.

WYNN RESORTS, LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

9.	Comprehensive Income

Comprehensive income consisted of the following (amounts in thousands):

	Years Ended December 31,
	2008	2007	2006
Net income	$210,479	$196,336	$599,552
Currency translation adjustment	5,519	(2,811)	(94)

Comprehensive income	$215,998	$193,525	$599,458

As of December 31, 2008, 2007 and 2006, accumulated other comprehensive income consists solely of currency translation adjustments. The December 31, 2008 currency translation adjustment includes a deferred tax provision of $1.4 million.

10.	Related Party Transactions

Amounts Due to Officers

The Company periodically provides services to Stephen A. Wynn, Chairman of the Board of Directors and Chief Executive Officer (“Mr. Wynn”), and certain other officers of the Company, including the personal use of employees, construction work and other personal services. Mr. Wynn and other officers have deposits with the Company to prepay any such items, which are replenished on an ongoing basis as needed. At December 31, 2008 and 2007, Mr. Wynn and the other officers had a credit balance with the Company of $434,003 and $357,145 respectively.

Villa Suite Lease

Effective July 1, 2005, Mr. Wynn and his wife, Elaine P. Wynn, who is also a director of Wynn Resorts, lease from year to year a villa suite in the Wynn Las Vegas resort as their personal residence. Rent is determined by the Audit Committee of the Board of Directors of Wynn Resorts (the “Audit Committee”), and is based on the fair market value of the use of the suite accommodations. Based on third-party appraisals, the Audit Committee determined the rent for each year in the three year period commencing July 1, 2005 and ended June 30, 2008 to be $580,000. Certain services for, and maintenance of, the suite are included in the rental. For the two year period commencing July 1, 2008 and ending June 30, 2010, based on a third-party appraisal and a reduction in housekeeping services to be provided, the Audit Committee determined the rent for each year will be $520,000.

The “Wynn” Surname Rights Agreement

On August 6, 2004, the Company entered into agreements with Mr. Wynn that confirm and clarify the Company’s rights to use the “Wynn” name and Mr. Wynn’s persona in connection with its casino resorts. Under the parties’ Surname Rights Agreement, Mr. Wynn granted the Company an exclusive, fully paid-up, perpetual, worldwide license to use, and to own and register trademarks and service marks incorporating the “Wynn” name for casino resorts and related businesses, together with the right to sublicense the name and marks to its affiliates. Under the parties’ Rights of Publicity License, Mr. Wynn granted the Company the exclusive, royalty-free, worldwide right to use his full name, persona and related rights of publicity for casino resorts and related businesses, together with the ability to sublicense the persona and publicity rights to its affiliates, until October 24, 2017.

11.	Contract Termination Fee

On May 28, 2006, the Company ended a production show that had performed at Wynn Las Vegas. To terminate the contract, the Company paid a termination fee of $5 million, which was recorded in the first quarter of 2006 in accordance with the liability recognition provisions of SFAS No. 146, “Accounting for Costs Associated with Exit or Disposal Activities.”

WYNN RESORTS, LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

12.	Property Charges and Other

Property charges and other consisted of the following (amounts in thousands):

	Years Ended December 31,
	2008	2007	2006
Loss on assets abandoned/retired for remodels	$32,584	$70,242	$14,916
Donation of vase	—	—	10,144
Gain on sale of aircraft	—	(9,385)	—

Total property charges and other	$32,584	$60,857	$25,060

Property charges generally include costs related to the retirement of assets for remodels and asset abandonments. Property charges and other for the year ended December 31, 2008 were $32.6 million and include $17.8 million of costs associated with Spamalot at Wynn Las Vegas which closed in mid-July 2008. Together with the producers, the Company elected to end the show’s run at Wynn Las Vegas pursuant to the contract. The charge includes production rights that were included in intangible assets, show production costs that were included in other assets and certain other property and equipment. The Company also incurred a charge of $3.6 million related to the abandonment of certain existing floor space at Wynn Macau to begin construction on a new restaurant. The remaining property charges were related to miscellaneous renovations and abandonments at both Wynn Las Vegas and Wynn Macau.

Property charges and other for the year ended December 31, 2007 included the following charges at Wynn Macau: (a) a $10 million charge for the abandonment of a parking garage to make way for Encore at Wynn Macau, (b) a $10.2 million charge related to abandonment costs for portions of the main kitchen, warehouse and restaurants to enable the main casino to be connected with the expansion that opened in December 2007, (c) a $22.1 million charge related to significant casino and retail reconfigurations in the expansion that opened in December 2007, and (d) a $15.5 million charge related to the abandonment of a theater. The remaining property charges were related to renovations to portions of the Le Rêve Theater, the abandonment of a marquee sign and the conversion of two retail outlets and a nightclub at Wynn Las Vegas, as well as the remodeling of certain areas at Wynn Macau. Offsetting these charges for the year ended December 31, 2007 was a gain of $9.4 million on the sale of a company aircraft.

Included in property charges and other for 2006 are approximately $14.9 million of costs relating to assets retired or abandoned. Also, in December 2006, Wynn Macau donated an early Ming dynasty vase to the Macau Museum. The Company purchased the vase in May 2006 for approximately $10.1 million. The vase had been on public display at Wynn Macau prior to its donation to the museum.

13.	Stockholders' Equity

Common Stock

The Company is authorized to issue up to 400,000,000 shares of its common stock, $0.01 par value per share (the “Common Stock”). As of December 31, 2008 and 2007, 112,013,040 shares and 114,370,090 shares, respectively, of the Company’s Common Stock were outstanding. Except as otherwise provided by the Company’s articles of incorporation or Nevada law, each holder of the Common Stock is entitled to one vote for each share held of record on each matter submitted to a vote of stockholders. Holders of the Common Stock have no cumulative voting, conversion, redemption or preemptive rights or other rights to subscribe for additional shares. Subject to any preferences that may be granted to the holders of the Company’s preferred stock, each holder of Common Stock is entitled to receive ratably such dividends as may be declared by the Board of

WYNN RESORTS, LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Directors out of funds legally available therefore, as well as any distributions to the stockholders and, in the event of liquidation, dissolution or winding up of the Company, is entitled to share ratably in all assets of the Company remaining after payment of liabilities.

On June 6, 2007, the Board of Directors of Wynn Resorts authorized an equity repurchase program of up to $1.2 billion that allowed purchases of both its Common Stock and its Debentures. On July 10, 2008, the Board of Directors of the Company authorized an increase of $500 million to its previously announced equity repurchase program bringing the total authorized to $1.7 billion. The repurchase program may include repurchases from time to time through open market purchases or negotiated transactions, depending upon market conditions. During the year ended December 31, 2008, the Company repurchased 10,915,633 shares for a net cost of $940.1 million. As of December 31, 2008, the Company had repurchased a cumulative total of 12,804,954 shares of the Company’s Common Stock for a net cost of $1.1 billion under the program.

On October 3, 2007, the Company completed a secondary common stock offering of 4,312,500 shares with net proceeds of $664.1 million.

On November 18, 2008, the Company completed a secondary common stock offering of 8 million shares with net proceeds of $344.3 million.

Preferred Stock

The Company is authorized to issue up to 40,000,000 shares of undesignated preferred stock, $0.01 par value per share (the “Preferred Stock”). As of December 31, 2008, the Company had not issued any Preferred Stock. The Board of Directors, without further action by the holders of Common Stock, may designate and issue shares of Preferred Stock in one or more series and may fix or alter the rights, preferences, privileges and restrictions, including the voting rights, redemption provisions (including sinking fund provisions), dividend rights, dividend rates, liquidation rates, liquidation preferences, conversion rights and the description and number of shares constituting any wholly unissued series of Preferred Stock. The issuance of such shares of Preferred Stock could adversely affect the rights of the holders of Common Stock. The issuance of shares of Preferred Stock under certain circumstances could also have the effect of delaying or preventing a change of control of the Company or other corporate action.

14.	Cash Distributions

On November 19, 2007, the Company’s Board of Directors declared a cash distribution of $6 per share on its outstanding Common Stock. This distribution was paid on December 10, 2007 to stockholders of record on November 30, 2007. For the year ended December 31, 2007, $686.1 million was recorded as a distribution in the accompanying Consolidated Statements of Stockholders’ Equity. Of this amount approximately $3.3 million was recorded as a liability which will be paid to the holders of nonvested stock upon the vesting of that stock.

On November 13, 2006, the Company’s Board of Directors declared a cash distribution of $6 per share on its outstanding Common Stock. This distribution was paid on December 4, 2006, to stockholders of record as of November 23, 2006. As part of this distribution, the Company made a payment to the holders of its Debentures so that they participated in the distribution to the same extent as if they had converted their Debentures to common stock. The Company paid holders of the Debentures a cash amount equal to $260.87 per $1,000 principal amount which equates to $58.5 million. In accordance with the indenture governing the Debentures, as a result of the payment, no adjustment was made to the conversion price. The payment was recorded as a Distribution to Convertible Debenture Holders in the accompanying Consolidated Statement of Income for the

WYNN RESORTS, LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

year ended December 31, 2006. The remaining $611.3 million was recorded as a distribution in the accompanying Consolidated Statement of Stockholders’ Equity for the year ended December 31, 2006. Of this amount approximately $3 million was recorded as a liability which will be paid to the holders of nonvested stock upon the vesting of that stock.

15.	Benefit Plans

Employee Savings Plan

The Company established a retirement savings plan under Section 401(k) of the Internal Revenue Code covering its non-union employees in July 2000. The plan allows employees to defer, within prescribed limits, a percentage of their income on a pre-tax basis through contributions to this plan. The Company matches the contributions, within prescribed limits, with an amount equal to 100% of the participant’s initial 2% tax deferred contribution and 50% of the tax deferred contribution between 2% and 4% of the participant’s compensation. The Company recorded an expense for matching contributions of approximately $5.3 million, $4.9 million and $3.4 million for the years ended December 31, 2008, 2007 and 2006, respectively. Effective March 16, 2009, the Company is suspending matching contributions to this plan.

Union employees are covered by various multi-employer pension plans. The Company recorded an expense of approximately $4.6 million, $4.5 million and $4.6 million under such plans for the years ended December 31, 2008, 2007 and 2006, respectively. Information from the plans’ sponsors is not available to permit the Company to determine its share of unfunded vested benefits, if any.

Share-Based Compensation

The Company established the 2002 Stock Incentive Plan (the “Stock Plan”) to provide for the grant of (i) incentive stock options, (ii) compensatory (i.e. nonqualified) stock options, and (iii) nonvested shares of Common Stock of Wynn Resorts, Limited. Employees, directors (whether employee or nonemployee) and independent contractors or consultants of the Company are eligible to participate in the Stock Plan. However, only employees of the Company are eligible to receive incentive stock options.

A maximum of 9,750,000 shares of Common Stock were reserved for issuance under the Stock Plan. As of December 31, 2008, 3,124,212 shares remain available for the grant of stock options or nonvested shares of Common Stock.

Stock Options

Options are granted at the current market price at the date of grant. The Stock Plan provides for a variety of vesting schedules, including: immediate; 25% each year over four years; 33.33% for each of the third, fourth and fifth years; cliff vesting at a determined date; and others to be determined at the time of grant. All options expire ten years from the date of grant.

WYNN RESORTS, LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

A summary of option activity under the Stock Plan as of December 31, 2008, and the changes during the year then ended is presented below:

	Options	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term	Aggregate Intrinsic Value
Outstanding at January 1, 2008	2,024,425	$48.04
Granted	860,000	$106.84
Exercised	(94,583)	$29.41
Canceled	(7,500)	$66.20

Outstanding at December 31, 2008	2,782,342	$66.80	7.06	$9,562,878

Fully vested and expected to vest at December 31, 2008	2,574,567	$64.92	7.05	$9,562,878

Exercisable at December 31, 2008	1,102,570	$42.24	5.60	$9,562,878

The weighted average fair value of options granted during the years ended December 31, 2008, 2007 and 2006 was $61.50, $52.40 and $31.01, respectively. The total intrinsic value of the options exercised for the years ended December 31, 2008, 2007 and 2006 was $6.1 million, $21.4 million and $72.5 million, respectively. Net cash proceeds from the exercise of stock options were $2.8 million, $9.2 million, and $21.8 million for the years ended December 31, 2008, 2007 and 2006, respectively. No tax benefits were recognized since these benefits did not reduce income taxes payable.

Nonvested Shares

A summary of the status of the Stock Plan’s nonvested shares as of December 31, 2008 and changes during the year then ended is presented below:

	Shares	Weighted Average Grant Date Fair Value
Nonvested at January 1, 2008	489,500	$71.97
Granted	560,000	$97.88
Vested	(35,000)	$71.05
Canceled	(96,000)	$75.67

Nonvested at December 31, 2008	918,500	$87.41

Compensation Cost

In March 2005, the SEC issued SAB No. 107, “Share-Based Payment” to provide interpretive guidance on SFAS No. 123(R) valuation methods, assumptions used in valuation models, and the interaction of SFAS No. 123(R) with existing SEC guidance. SAB No. 107 also requires the classification of stock compensation expense in the same financial statement line items as cash compensation, and therefore impacts the Company’s departmental expenses (and related operating margins), pre-opening costs and construction in progress for the Company’s development projects, and the Company’s general and administrative expenses (including corporate expenses).

The Company uses the Black-Scholes valuation model to determine the estimated fair value for each option grant issued, with highly subjective assumptions, changes in which could materially affect the estimated fair value. Expected volatility is based on implied and historical factors related to the Company’s Common Stock.

WYNN RESORTS, LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Expected term represents the weighted average time between the option’s grant date and its exercise date. The Company used the simplified method prescribed by SAB No.’s 107 and 110 for companies with a limited trading history to estimate the expected term. Prior to the adoption of SFAS No. 123(R), the Company used its best estimate and comparisons to industry peers. The risk-free interest rate used for each period presented is based on the U.S. Treasury yield curve at the time of grant for the period equal to the expected term.

The fair value per option was estimated on the date of grant using the following weighted-average assumptions:

	Years Ended December 31,
	2008	2007	2006
Expected dividend yield	—	—	—
Expected stock price volatility	44.1%	37.1%	32.5%
Risk-free interest rate	3.6%	3.3%	4.9%
Expected average life of options (years)	9.2	5.0	7.0

The adoption of SFAS No. 123(R) and the related interpretations on January 1, 2006 resulted in the Company’s elimination of approximately $15.8 million of deferred compensation against additional paid-in capital. The Company recognized approximately $11.7 million ($0.08 per basic and diluted share), approximately $10.9 million ($0.08 and $0.07, per basic and diluted share, respectively) and approximately $11.6 million ($0.08 and $0.07, per basic and diluted share, respectively) of compensation expense related to stock options for the years ended December 31, 2008, 2007 and 2006, respectively.

In addition to compensation cost relating to stock options, during the year ended December 31, 2008, the Company recognized compensation expense related to nonvested shares of Common Stock of approximately $8.6 million ($0.07 per basic and diluted share). Approximately $56.6 million of unamortized compensation cost relating to nonvested shares of Common Stock at December 31, 2008 will be recognized as compensation over the vesting period of the related grants through December 2016. The total fair value of the shares vested during the years ended December 31, 2008, 2007, and 2006 was $2.5 million, $3.9 million and $11.2 million, respectively.

During the years ended December 31, 2007 and 2006, the Company recognized compensation expense related to nonvested shares of Common Stock of approximately $7.6 million and $5.1 million ($0.05 and $0.03 per basic and diluted share) respectively. In addition, approximately $0.7 million and $1.3 million was capitalized to construction in progress during the years ended December 31, 2007 and 2006.

The total compensation cost relating both to stock options and nonvested stock is allocated as follows (amounts in thousands):

	Years Ended December 31,
	2008	2007	2006
Casino	$6,799	$4,692	$3,559
Rooms	586	667	605
Food and beverage	845	878	1,135
Entertainment, retail and other	210	267	310
General and administrative	11,634	12,023	9,796
Pre-opening	254	—	1,307

Total stock-based compensation expense	20,328	18,527	16,712
Total stock-based compensation capitalized	580	809	1,353

Total stock-based compensation costs	$20,908	$19,336	$18,065

WYNN RESORTS, LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

16.	Sale of Macau Subconcession Right

On March 4, 2006, Wynn Macau, S.A. entered into an agreement with Publishing & Broadcasting, Ltd. (“PBL”) pursuant to which Wynn Macau, S.A. agreed to sell to PBL for $900 million, the right to negotiate with the government of Macau for a subconcession to allow PBL to operate casinos in Macau.

On September 8, 2006, the government of Macau approved the sale of the subconcession right. On September 11, 2006, Wynn Macau, S.A. completed the sale to PBL and received a cash payment of $900 million. As a result of the sale and the subconcession awarded to PBL by the government of Macau, Wynn Macau, S.A. has no continuing rights or obligations with respect to the subconcession. The proceeds from this sale, net of related costs, are recorded as gain on sale of subconcession right in the accompanying Consolidated Statements of Income for the year ended December 31, 2006.

17.	Income Taxes

Consolidated income (loss) before taxes for domestic and foreign operations consisted of the following (amounts in thousands):

	Years Ended December 31,
	2008	2007	2006
Domestic	$(105,096)	$56,294	$(44,277)
Foreign	254,014	175,843	828,122

Total	$148,918	$232,137	$783,845

The Company’s benefit (provision) for income taxes consisted of the following (amounts in thousands):

	Years Ended December 31,
	2008	2007	2006
Current
Federal	$—	$—	$—
Foreign	(1,899)	(933)	(87,164)

	(1,899)	(933)	(87,164)

Deferred
Federal	58,606	(37,002)	(96,723)
Foreign	4,854	2,134	(406)

	63,460	(34,868)	(97,129)

Total	$61,561	$(35,801)	$(184,293)

WYNN RESORTS, LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The tax effects of significant temporary differences representing net deferred tax assets and liabilities consisted of the following (amounts in thousands):

	As of December 31,
	2008	2007
Deferred tax assets—U.S.:
Current:
Receivables, inventories, accrued liabilities and other	$29,896	$24,844
Long-term:
Foreign tax credit carryforwards	698,371	—
Net operating loss carryforwards	—	92,916
Pre-opening costs	32,073	41,015
Intangibles and related other	23,992	12,894
Stock compensation	12,232	7,295
Interest rate swap valuation adjustment	5,367	—
Other credit carryforwards	4,041	2,865
Syndication costs	3,780	3,780
Other	324	524

	810,076	186,133
Less: valuation allowance	(632,006)	(4,663)

	178,070	181,470

Deferred tax liabilities—U.S.:
Current:
Prepaid insurance, Maintenance and taxes	(10,333)	(5,211)
Long-term:
Property and equipment	(184,305)	(167,125)
Undistributed earnings of foreign subsidiaries	—	(146,000)
Foreign currency translation	(1,409)	—
Interest rate swap valuation adjustment	—	(146)

	(196,047)	(318,482)

Deferred tax assets—Foreign:
Current:
Pre-opening costs and other	1,506	5,113
Long-term:
Pre-opening costs and other	13	—
Net operating loss carryforwards	19,484	9,060
Less: valuation allowance	(10,625)	(3,060)

	10,378	11,113

Deferred tax liabilities—Foreign:
Long-term:
Property equipment and other	(3,970)	(7,046)

Net deferred tax asset (liability)	$(11,569)	$(132,945)

WYNN RESORTS, LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The income tax provision differs from that computed at the federal statutory corporate tax rate as follows:

	Years Ended December 31,
	2008	2007	2006
Federal statutory rate	35.0%	35.0%	35.0%
Foreign tax rate differential	(38.6%)	(12.7%)	(4.3%)
Permanent items, net:
Foreign tax credits, net of valuation allowance	(484.9%)	—	—
Repatriation of Foreign earnings	472.7%	—	—
Distribution to Debenture Holders	—	—	2.6%
Non-taxable Foreign income	(29.6%)	(14.0%)	—
Non-deductible foreign property charges	—	3.0%	—
Increase(decrease) in liability for uncertain tax positions	(3.7%)	2.6%	—
Other, net	2.8%	—	(.1%)
Valuation allowance, other	5.0%	1.5%	(9.7%)

Effective tax rate	(41.3%)	15.4%	23.5%

During its development stage, the Company accumulated significant net operating losses. Accordingly, at December 31, 2007, the Company had estimated available tax loss carryforwards of approximately $510 million for U.S. income tax purposes, which were entirely used in 2008. The Company has foreign tax loss carryforwards of approximately $268.4 million as of December 31, 2008, which are partially reserved and expire in 2010 and 2011. The Company’s U.S. tax loss carryforward included a tax deduction of $9.2 million associated with the conversion of the Debentures into common stock; the tax benefit of $3.2 million was credited directly to shareholders’ equity as of December 31, 2007. The Company has not recorded tax benefits resulting from the exercise of nonqualified stock options and the value of vested restricted stock of $128.6 million, $120.6 million, and $92.2 million as of December 31, 2008, 2007 and 2006, respectively, in excess of the amounts reported for such items as compensation costs under SFAS No. 123(R) that have not yet reduced income taxes payable. The company uses a with-and-without approach to determine if the excess tax deductions associated with compensation costs under SFAS No. 123(R) have reduced income taxes payable. The deferred tax asset for net operating loss carryforwards in the above table of temporary differences excludes amounts relating to items that have not yet reduced taxes payable. Accordingly, no deferred tax asset has been recorded for these amounts. Subsequent recognition of income tax benefits associated with these items will be allocated to additional paid-in capital.

SFAS No. 109 requires recognition of a future tax benefit to the extent that realization of such benefit is more likely than not. Otherwise, a valuation allowance is applied. During 2008 and 2007, the aggregate valuation allowance for deferred tax assets increased by $634.9 million and $3.4 million respectively. During 2006 the aggregate valuation allowance decreased by $76.6 million. The 2008 increase is primarily related to foreign tax credit carryforwards that are not considered more likely than not realizable. The 2007 increase is primarily due to foreign tax loss carryforwards that are not more likely than not realizable. The 2006 decrease was primarily due to the recognition of net U.S. deferred tax assets, the write off of foreign deferred tax assets considered no longer realizable and the write off of tax loss carryforwards attributable to tax deductions in excess of the amounts reported as stock compensation costs under SFAS 123(R) that have not yet reduced income taxes payable under this statement. The Company maintains valuation allowances for deferred tax assets that it determines are not yet more likely than not realizable.

WYNN RESORTS, LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The Macau special gaming tax is 35% of gross gaming revenue. The U.S. taxing regime only allows a credit for 35% of “net” foreign source income. In determining the valuation allowance in accordance with SFAS No. 109 “Accounting for Income Taxes,” the Company could not rely on forecasted future U.S. taxable income. Instead, the valuation allowance was determined by scheduling the existing U.S. “net” taxable temporary differences that were expected to reverse during the 10-year foreign tax credit carryover period and then applying U.S. income tax rules applicable to foreign tax credit utilization to the results in order to determine the amount of foreign tax credit expected to be utilized in the future.

Of the December 31, 2008 U.S. valuation allowance totaling $632.0 million, $626.9 million relates to U.S. foreign tax credits expected to expire unutilized, $1.3 million represents stock-based compensation that may be nondeductible under IRC §162(m), and $3.8 million is attributable to syndication costs. Of the 2007 U.S. valuation allowance totaling $4.7 million, approximately $3.8 million is attributable to syndication costs and the remaining balance relates to charitable contribution and capital loss carryforwards expected to expire unutilized. Subsequent recognition of income tax benefits associated with syndication costs will be allocated to additional paid-in capital.

During the year ended December 31, 2008, the Company completed a study of the taxes, levies and obligations assessed on operations of Wynn Macau under Macau law and its Macau Gaming Concession. The study concluded the Macau Special Gaming Tax more likely than not qualified as a tax paid in lieu of an income tax under the Internal Revenue Code. As a result, the Company recognized tax benefits of $722 million (net of valuation allowance increases) for foreign tax credits applicable to the earnings of Wynn Macau. A significant portion of these credits result from the treatment of the Macau Special Gaming Tax as a U.S. foreign tax credit. Of the $722 million, $650.6 million was used to offset 2008 U.S. income tax expense incurred as a result of the repatriation of Wynn Macau earnings and $71.4 million (net of valuation allowance) is recorded as a deferred tax asset. The foreign tax credit carryforwards of $698.4 million before valuation allowance will expire in 2019. As of December 31, 2008, the Company has no earnings in foreign subsidiaries that are considered permanently invested.

During 2008, the Company repatriated $1.071 billion in earnings from Wynn Macau. These earnings were repatriated to fund the repurchase of $625 million in principal of the Term Loan Facility, to provide available funding for possible future debt repurchases, to provide funding for the completion of Encore at Wynn Las Vegas, and to provide liquidity. As of December 31, 2007 and 2006, the Company had not provided deferred U.S. income taxes or foreign withholding taxes on temporary differences of approximately $494 million and $297.1 million, respectively, resulting from earnings of certain non-U.S. subsidiaries which were considered permanently reinvested outside the United States. The amount of the unrecognized deferred tax liability without regard to potential foreign tax credits associated with these temporary differences is approximately $172.9 million and $103.9 million for the years ended December 31, 2007 and 2006, respectively.

Effective September 6, 2006, Wynn Macau, S.A. received a 5-year exemption from Macau’s 12% Complementary Tax on casino gaming profits. Accordingly, the Company was exempted from the payment of approximately $27.7 million ($.26 and $.25 per basic and diluted share, respectively), $26.4 million ($0.25 and $0.23 per basic and diluted share, respectively) and $4.7 million ($0.05 and $0.04 per basic and diluted share, respectively) in such taxes for the years ended December 31, 2008, 2007 and 2006, respectively. The Company’s non-gaming profits remain subject to the Macau Complementary Tax and its casino winnings remain subject to the Macau Special Gaming tax and other levies in accordance with its concession agreement.

The Company files income tax returns in the U.S. federal jurisdiction, various states and foreign jurisdictions. The Company's income tax returns are subject to examination by the Internal Revenue Service

WYNN RESORTS, LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(“IRS”) and other tax authorities in the locations where it operates. As of December 31, 2008, the Company has filed domestic income tax returns for the years 2002 to 2007 and foreign income tax returns for 2002 to 2007. The Company's 2002 to 2007 domestic income tax returns remain subject to examination by the IRS and the Company's 2006 and 2007 Macau income tax returns remain subject to examination by the Macau Finance Bureau. During 2007, the IRS commenced an examination of the Company's U.S income tax returns for the 2004 and 2005 tax years.

Prior to the adoption of FIN 48 on January 1, 2007, the Company assessed potentially unfavorable outcomes of such examinations based on the criteria of SFAS No. 5, “Accounting for Contingencies”. Quarterly, the Company reviews any potentially unfavorable tax outcome and when an unfavorable outcome was identified as probable and could be reasonably estimated, the Company then established a tax reserve for such possible unfavorable outcome. Estimating potential tax outcomes for any uncertain tax issue is highly judgmental and may not be indicative of the ultimate settlement with the tax authorities. The Company believes that it has adequately provided reasonable reserves for reasonable and foreseeable outcomes related to uncertain tax matters.

On January 1, 2007, the Company adopted the provisions of FIN 48 which effectively amended SFAS No. 5 with respect to income taxes. Accordingly, the Company’s income tax recognition policy related to uncertain income tax positions is no longer covered by SFAS No. 5. As a result of the implementation of FIN 48, the Company recognized a total liability for unrecognized tax benefits of approximately $45.4 million, $2 million of which was accounted for as an increase to the January 1, 2007 balance of accumulated deficit as a cumulative effect adjustment. As of December 31, 2008 and 2007, approximately $14.2 million and $10 million, respectively, of unrecognized tax benefit would, if recognized, impact the effective tax rate. A reconciliation of the beginning and ending amount of unrecognized tax benefits is as follows (amounts in thousands):

	As of December 31,
	2008	2007
Balance—beginning of year	$89,216	$45,471
Additions based on tax positions of the current year	15,135	17,962
Additions based on tax positions of prior years	23,348	30,356
Reductions for tax positions of prior years	(6,920)	(4,573)
Settlements	—	—
Lapses in statutes of limitations	—	—

Balance—end of year	$120,779	$89,216

During 2007, the IRS initiated an examination of the Company’s 2004 and 2005 tax returns. The Company does not anticipate resolution of the federal examinations during the next 12 months. The Company’s unrecognized tax benefits include certain income tax accounting methods. These accounting methods govern the timing of income tax deductions. As a result the Company’s unrecognized tax benefits could increase by a range of $0 to $25 million over the next 12 months.

If incurred, the Company would recognize penalties and interest related to unrecognized tax benefits in the provision for income taxes. During the years ended December 31, 2008, 2007 and 2006, the Company recognized no interest or penalties.

As of December 31, 2008 and 2007, approximately $30.5 million and $58.4 million, respectively, of FIN 48 liabilities related to U.S. and foreign uncertain tax positions that increase the NOL and foreign tax credit carryforward deferred tax assets are classified as reductions of the NOL and foreign tax credit carryforward

WYNN RESORTS, LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

deferred tax assets in the net deferred tax asset and liability table above. During 2008, $56.4 million of uncertain tax positions previously netted against the domestic NOL deferred tax asset were reclassified to the liability for uncertain positions in connection with the utilization of the domestic NOL carryforward. Other uncertain tax positions not increasing the NOL and foreign tax credit carryforward deferred tax asset have increased the liability for uncertain tax positions.

18.	Commitments and Contingencies

Wynn Macau

Encore at Wynn Macau Construction Development. Construction has commenced on a further expansion of Wynn Macau. Encore at Wynn Macau is expected to open in 2010, and will add a fully-integrated resort hotel to Wynn Macau with approximately 400 luxury suites and four villas along with restaurants, additional retail space and additional VIP gaming space. On November 8, 2007, Wynn Macau, S.A. executed a guaranteed maximum price contract for $347.8 million with Leighton Contractors (Asia) Limited, China State Construction Engineering (Hong Kong) Limited and China Construction Engineering (Macau) Company Limited, acting together as the general contractor for the construction of the Encore at Wynn Macau. While the project budget is still being finalized, the company expects total costs to be approximately $700 million.

Through December 31, 2008, the Company had incurred approximately $202 million of costs related to Encore at Wynn Macau.

Land Concession Contract. Wynn Macau, S.A. has entered into a land concession contract for the Wynn Macau project site. Under the land concession contract, Wynn Macau, S.A. leases a parcel of approximately 16 acres from the government for an initial term of 25 years, with a right to renew for additional periods with government approval. Wynn Macau, S.A. has made payments to the Macau government under the land concession contract totaling approximately $36.4 million and is required to make two additional semi-annual payments (including interest) totaling approximately $6.3 million for total payments of approximately $42.7 million. Wynn Macau, S.A. also paid approximately $18.4 million to an unrelated third party for its relinquishment of rights to a portion of the land. During the term of the land concession contract, Wynn Macau, S.A. is required to make annual lease payments of up to $400,000.

Cotai Land Agreement. On August 1, 2008, subsidiaries of Wynn Resorts, Limited entered into an agreement with an unrelated third party to make a one-time payment in the amount of $50 million in consideration of the unrelated third party’s relinquishment of certain rights with respect to a portion of approximately 52 acres of land in the Cotai area of Macau. The payment will be made within 15 days after the Government of the Special Administrative Region of the People’s Republic of China publishes the Company’s rights to the land in the government’s official gazette. The Company has filed an application for the land with the government of Macau and is awaiting final approval.

Aircraft Deposits

The Company has made deposits on three aircraft purchases totaling $19.4 million which are included in other assets in the accompanying consolidated balance sheets as of December 31, 2008. The Company was scheduled to take delivery of those aircraft in 2009, 2012 and 2017 with additional payments to be made totaling $142.2 million. On February 19, 2009, the Company cancelled the agreements to purchase two of these aircraft. The deposit on one of the aircraft is refundable only to the extent the seller is able to find another buyer. Due to the uncertainty as to the recoverability of this deposit and a $1.5 million nonrefundable deposit on the second aircraft, the Company will write-off $14.9 million of deposits in the first quarter of 2009.

WYNN RESORTS, LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Leases and other arrangements

The Company is the lessor under several retail leases and has entered into license and distribution agreements for several additional retail outlets. The Company also is a party to joint venture agreements for the operation of one other retail outlet and the Ferrari and Maserati automobile dealership at Wynn Las Vegas.

The following table presents the future minimum rentals to be received under the operating leases (amounts in thousands):

Years Ending December 31,
2009	$15,326
2010	15,290
2011	12,901
2012	9,946
2013	1,672
Thereafter	2,677

$57,812

In addition, the Company is the lessee under several leases for office space in Las Vegas, Macau and certain other locations, warehouse facilities, the land underlying the Company’s aircraft hangar and certain office equipment.

At December 31, 2008, the Company was obligated under non-cancelable operating leases to make future minimum lease payments as follows (amounts in thousands):

Years Ending December 31,
2009	$12,431
2010	6,621
2011	2,791
2012	1,262
2013	279
Thereafter	3,082

$26,466

Rent expense for the years ended December 31, 2008, 2007 and 2006, was $17.8 million, $18.4 million and $14.3 million, respectively.

Self-insurance

The Company’s domestic subsidiaries are covered under a self-insured medical plan up to a maximum of $300,000 per year for each insured person. Amounts in excess of these thresholds are covered by the Company’s insurance programs, subject to customary policy limits. The Company’s foreign subsidiaries are fully-insured.

Employment Agreements

The Company has entered into employment agreements with several executive officers, other members of management and certain key employees. These agreements, other than Mr. Wynn’s, generally have three- to five-year terms and typically indicate a base salary and often contain provisions for discretionary bonuses. Certain of

WYNN RESORTS, LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

the executives are also entitled to a separation payment if terminated without “cause” or upon voluntary termination of employment for “good reason” following a “change of control” (as these terms are defined in the employment contracts).

Litigation

The Company does not have any material litigation as of December 31, 2008.

Sales and Use Tax on Complimentary Meals

In March 2008, the Nevada Supreme Court ruled, in the matter captioned Sparks Nugget, Inc. vs. The State of Nevada Ex Rel. Department of Taxation, that food and non-alcoholic beverages purchased for use in providing complimentary meals to customers and to employees was exempt from sales and use tax. In July 2008, the Court denied the State’s motion for rehearing. Through April 2008, Wynn Las Vegas has paid use tax on these items and has filed for refunds for the periods from April 2005 to April 2008. The amount subject to these refunds is approximately $5.4 million. As of December 31, 2008, the Company had not recorded a receivable related to this matter.

19.	Segment Information

The Company monitors its operations and evaluates earnings by reviewing the assets and operations of Wynn Las Vegas (including Encore at Wynn Las Vegas) and Wynn Macau. Wynn Las Vegas opened on April 28, 2005, Encore at Wynn Las Vegas opened on December 22, 2008, and Wynn Macau opened on September 6, 2006.

The Company’s total assets and capital expenditures by segment consisted of the following (amounts in thousands):

	As of December 31,
	2008	2007
Assets
Wynn Las Vegas (including Encore)	$4,584,271	$3,558,877
Wynn Macau	1,415,325	1,724,039
Corporate and other assets	756,192	1,029,904

Total consolidated assets	$6,755,788	$6,312,820

	Years ended December 31,
	2008	2007
Capital expenditures
Wynn Las Vegas (including Encore)	$1,129,525	$678,480
Wynn Macau	202,808	328,626
Corporate and other	849	1,666

Total capital expenditures	$1,333,182	$1,008,772

WYNN RESORTS, LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The Company’s results of operations by segment for the years ended December 31, 2008, 2007 and 2006 consisted of the following (amounts in thousands):

	Years Ended December 31,
	2008	2007	2006
Net revenues(1)
Wynn Las Vegas, including Encore	$1,098,889	$1,295,381	$1,138,549
Wynn Macau	1,888,435	1,392,138	293,708

Total net revenues	$2,987,324	$2,687,519	$1,432,257

Adjusted Property EBITDA(1, 2)
Wynn Las Vegas, including Encore	$252,875	$417,028	$332,753
Wynn Macau	485,857	364,113	60,837

Total adjusted property EBITDA	738,732	781,141	393,590

Other operating costs and expenses and other
Pre-opening costs	72,375	7,063	62,726
Depreciation and amortization	263,213	220,250	175,713
Property charges and other	32,584	60,857	25,060
Contract termination fee	—	—	5,000
Corporate expenses and other	57,071	63,895	54,441
Equity in income from unconsolidated affiliates	1,353	1,721	2,283

Total other operating costs and expenses	426,596	353,786	325,223

Operating income	312,136	427,355	68,367

Other non-operating costs and expenses
Interest income	21,517	47,259	47,010
Interest expense, net	(172,693)	(145,177)	(150,655)
Distribution to convertible debenture holders	—	—	(58,477)
Increase (decrease) in swap fair value	(31,485)	(6,001)	1,196
Gain on sale of subconcession right, net	—	—	899,409
Gain/(loss) from extinguishment of debt.	22,347	(93,526)	(25,030)
Equity in income from unconsolidated affiliates	1,353	1,721	2,283
Other	(4,257)	506	(258)

Total other non-operating costs and expenses	(163,218)	(195,218)	715,478

Income before provision for income taxes	148,918	232,137	783,845
Benefit (provision) for income taxes	61,561	(35,801)	(184,293)

Net income	$210,479	$196,336	$599,552

(1)	Prior to its opening on September 6, 2006, Wynn Macau was in the development stage. Wynn Macau was open for 117 days during the year ended December 31, 2006. Encore at Wynn Las Vegas opened December 22, 2008 and is included with Wynn Las Vegas as the two properties operate as one segment.

(2)

“Adjusted Property EBITDA” is earnings before interest, taxes, depreciation, amortization, pre-opening costs, property charges and other, corporate expenses, stock-based compensation, contract termination fee, and other non-operating income and expenses, and includes equity in income from unconsolidated affiliates. Adjusted Property EBITDA is presented exclusively as a supplemental disclosure because management believes that it is widely used to measure the performance, and as a basis for valuation, of gaming

WYNN RESORTS, LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

companies. Management uses Adjusted Property EBITDA as a measure of the operating performance of its segments and to compare the operating performance of its properties with those of its competitors. The Company also presents Adjusted Property EBITDA because it is used by some investors as a way to measure a company’s ability to incur and service debt, make capital expenditures and meet working capital requirements. Gaming companies have historically reported EBITDA as a supplement to financial measures in accordance with U.S. generally accepted accounting principles (“GAAP”). In order to view the operations of their casinos on a more stand-alone basis, gaming companies, including Wynn Resorts, Limited, have historically excluded from their EBITDA calculations pre-opening expenses, property charges and corporate expenses, which do not relate to the management of specific casino properties. However, Adjusted Property EBITDA should not be considered as an alternative to operating income as an indicator of the Company’s performance, as an alternative to cash flows from operating activities as a measure of liquidity, or as an alternative to any other measure determined in accordance with GAAP. Unlike net income, Adjusted Property EBITDA does not include depreciation or interest expense and therefore does not reflect current or future capital expenditures or the cost of capital. The Company compensates for these limitations by using Adjusted Property EBITDA as only one of several comparative tools, together with GAAP measurements, to assist in the evaluation of operating performance. Such GAAP measurements include operating income, net income, cash flows from operations and cash flow data. The Company has significant uses of cash flows, including capital expenditures, interest payments, debt principal repayments, taxes and other non-recurring charges, which are not reflected in Adjusted Property EBITDA. Also, Wynn Resorts’ calculation of Adjusted Property EBITDA may be different from the calculation methods used by other companies and, therefore, comparability may be limited.

20.	Quarterly Financial Information (Unaudited)

The following tables (amounts in thousands, except per share data) present selected quarterly financial information for 2008 and 2007, as previously reported. Because income (loss) per share amounts are calculated using the weighted average number of common and dilutive common equivalent shares outstanding during each quarter, the sum of the per share amounts for the four quarters may not equal the total income (loss) per share amounts for the year.

	Year Ended December 31, 2008
	First	Second	Third	Fourth	Year
Net revenues	$778,706	$825,157	$769,186	$614,275	$2,987,324
Operating income (loss)	90,603	144,169	77,668	(304)	312,136
Net income (loss)	46,877	271,970	51,199	(159,567)	210,479
Basic income (loss) per share	$0.42	$2.45	$0.50	$(1.49)	$1.94
Diluted income (loss) per share	$0.41	$2.42	$0.49	$(1.49)	$1.92

	Year Ended December 31, 2007
	First	Second	Third	Fourth	Year
Net revenues	$635,317	$687,541	$653,386	$711,275	$2,687,519
Operating income	107,724	125,478	85,786	108,367	427,355
Net income	57,551	88,652	(15,145)	65,277	196,336
Basic income per share	$0.57	$0.88	$(0.14)	$0.57	$1.85
Diluted income per share	$0.54	$0.82	$(0.14)	$0.57	$1.80

Schedule I—Condensed financial information of the registrant

WYNN RESORTS, LIMITED

(Parent Company Only)

CONDENSED BALANCE SHEETS

(amounts in thousands, except share data)

	December 31,
	2008	2007
ASSETS
Current assets:
Cash and cash equivalents	$662,285	$402,268
Other receivables	—	37
Deferred income taxes	—	19,633
Prepaid expenses	2,160	2,132

Total current assets	664,445	424,070
Restricted cash	—	500,068
Property and equipment, net	13,932	14,456
Deferred financing costs	2,251	10,079
Due from subsidiaries	11,127	—
Investment in subsidiaries	1,414,191	2,337,575

Total assets	$2,105,946	$3,286,248

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accrued interest	$978	$495
Accrued compensation and benefits	9,589	19,540
Other accrued expenses	1,544	1,519
Deferred income taxes	3,762	—

Total current liabilities	15,873	21,554
Long term debt payable	375,000	1,000,000
Note payable to Wynn Las Vegas, LLC	—	80,000
Accrued interest—due to subsidiaries	—	8,379
Other long term liabilities	19,177	23,123
Uncertain tax position liability	80,086	—
Due to subsidiaries	—	39,588
Deferred income taxes	14,215	156,645

Total liabilities	504,351	1,329,289

Commitments and contingencies
Stockholders’ equity:
Preferred stock, par value $0.01; 40,000,000 shares authorized; zero shares issued and outstanding	—	—
Common stock, par value $0.01; 400,000,000 shares authorized; 124,817,994 and 116,259,411 shares issued; and, 112,013,040 and 114,370,090 shares outstanding	1,248	1,162
Treasury stock, at cost; 12,804,954 and 1,889,321 shares	(1,119,407)	(179,277)
Additional paid-in capital	2,734,276	2,366,687
Accumulated other comprehensive loss	2,614	(2,905)
Accumulated deficit	(17,136)	(228,708)

Total stockholders’ equity	1,601,595	1,956,959

Total liabilities and stockholders’ equity	$2,105,946	$3,286,248

The accompanying notes are an integral part of these condensed financial statements.

WYNN RESORTS, LIMITED

(Parent Company Only)

CONDENSED STATEMENTS OF OPERATIONS

(amounts in thousands, except per share data)

	Year Ended December 31,
	2008	2007	2006
Operating revenues:
Wynn Las Vegas management fees	$16,504	$19,473	$17,091
Wynn Macau royalty fees	73,423	36,538	7,621

Net revenues	89,927	56,011	24,712

Operating costs and expenses:
General and administrative	14,126	19,772	16,185
Provision for doubtful accounts	(250)	(48)	(49)
Depreciation and amortization	524	464	332
Property charges and other	—	500	—

Total operating costs and expenses	14,400	20,688	16,468
Equity in income of subsidiaries	123,779	308,827	744,529

Operating income	199,306	344,150	752,773

Other income (expense):
Interest income	9,437	8,812	37,629
Interest expense	(59,320)	(26,255)	(23,153)
Distribution to convertible debenture holders	—	—	(58,477)
Decrease in swap fair value	(19,434)	—	—
Gain (loss) on early extinguishment of debt	22,347	(93,369)	(12,497)
Other	(463)	—	—

Other income (expense), net	(47,433)	(110,812)	(56,498)

Income before income taxes	151,873	233,338	696,275
Benefit (provision) for income taxes	58,606	(37,002)	(96,723)

Net income	$210,479	$196,336	$599,552

Basic and diluted earnings per common share:
Basic	$1.94	$1.85	$6.00
Diluted	$1.92	$1.80	$6.00
Weighted average common shares outstanding:
Basic	108,408	106,030	99,998
Diluted	109,441	112,685	111,627

The accompanying notes are an integral part of these condensed financial statements.

WYNN RESORTS, LIMITED

(Parent Company Only)

CONDENSED STATEMENTS OF CASH FLOWS

(amounts in thousands)

	Year Ended December 31,
	2008	2007	2006
Cash flows from operating activities:
Net income	$210,479	$196,336	$599,552
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	524	464	332
Deferred income taxes	(58,606)	37,002	96,723
Stock-based compensation	6,687	7,396	6,600
(Gain) loss on early extinguishment of debt	(22,347)	93,369	12,497
Amortization of deferred financing costs and other	3,836	3,630	6,090
Decrease in swap fair value	19,434	—	—
Property charges and other	—	500	—
Dividends received from subsidiary	1,071,148	—	30,000
Equity in income of subsidiaries	(123,779)	(308,827)	(744,529)
Increase (decrease) in cash from changes in:
Receivables	37	(37)	31
Prepaid expenses and other	(28)	(1,288)	(520)
Accounts payable and accrued expenses	(9,083)	(619)	1,995
Due to (from) affiliates	(52,912)	7,451	(24,918)

Net cash provided by (used in) operating activities	1,045,390	35,377	(16,147)

Cash flows from investing activities:
Capital expenditures	—	(1,666)	(2,796)
Restricted cash	—	161	926
Other assets	—	10,163	(10,459)
Due to (from) subsidiaries	(9,017)	3,424	14,401
Repayment of intercompany loans	—	—	347,313

Net cash provided by (used in) investing activities	(9,017)	12,082	349,385

Cash flows from financing activities:
Proceeds from issuance of long term debt	—	1,000,000	—
Principal payments on long term debt	(596,094)	—	—
Note payable to Wynn Las Vegas, LLC	(80,000)	—	—
Borrowings from Wynn Resorts International	150,000	—	—
Repayments to Wynn Resorts International	(150,000)	—	—
Proceeds from issuance of common stock	344,250	664,125	—
Cash distributions	—	(683,299)	(608,299)
Exercise of stock options	2,782	9,180	21,790
Cash restricted for stock repurchases	500,068	(500,068)	—
Purchase of treasury stock	(940,130)	(179,277)	—
Interest rate swap transactions	(4,100)	—	—
Payments for deferred financing costs and other	(3,132)	(10,594)	—

Net cash provided by (used in) financing activities	(776,356)	300,067	(586,509)

Cash and cash equivalents:
Increase (decrease) in cash and cash equivalents	260,017	347,526	(253,271)
Balance, beginning of year	402,268	54,742	308,013

Balance, end of year	$662,285	$402,268	$54,742

The accompanying notes are an integral part of these condensed financial statements.

WYNN RESORTS, LIMITED

(Parent Company Only)

NOTES TO CONDENSED FINANCIAL STATEMENTS

1.	Basis of Presentation

The accompanying condensed financial statements include only the accounts of Wynn Resorts, Limited (the “Company”). Investments in the Company’s subsidiaries are accounted for under the equity method.

Certain information and footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been condensed or omitted since this information is included in the Company’s consolidated financial statements included elsewhere in this Form 10-K.

2.	Note Payable to Wynn Las Vegas, LLC

On August 15, 2005, the Company borrowed $80 million from its wholly-owned subsidiary, Wynn Las Vegas, LLC, to fund a portion of the construction costs for Wynn Macau. Interest was payable semi-annually at 7.5% per annum. Unpaid principal and interest was due at maturity on August 15, 2012.

The Company repaid this note, including accrued interest, in July 2008. The Company recorded approximately $3.3 million and $6 million in interest expense related to this note during each of the years ended December 31, 2008 and 2007, respectively.

3.	Commitments and Contingencies

The Company is a holding company and, as a result, its ability to pay dividends is dependent on its subsidiaries’ ability to provide funds to it. Restrictions imposed by Wynn Las Vegas, LLC’s (a wholly-owned indirect subsidiary of the Company) debt instruments significantly restrict certain of the Company’s key subsidiaries holding a majority of the consolidated group’s total assets, including Wynn Las Vegas, LLC, from making dividends or distributions to the Company, subject to certain exceptions for affiliated overhead expenses as defined in the agreements governing Wynn Las Vegas, LLC’s debt instruments, unless certain financial and non-financial criteria have been satisfied. In addition, except for allowing the cash distribution of the proceeds of the sale of the subconcession right (see Note 14—Cash Distribution, in the Company’s consolidated financial statements included elsewhere in this Form 10-K), the terms of the loan agreements of Wynn Resorts (Macau), S.A. and the Wynn Resorts $1 billion term loan facility noted below contain similar restrictions. The Company received a cash dividend of $1.072 billion from Wynn Group Asia in November 2008. The Company received a cash dividend of $30 million from Wynn Group Asia in November 2006.

4.	Long-term Debt

$1 Billion Term Loan

On June 21, 2007, the Company entered into a $1 billion term loan facility (the “Term Loan Facility”). Borrowings under the Term Loan Facility were available in the form of a delayed-draw term loan facility available through December 31, 2007, with the option to increase the facility to $1.25 billion if certain conditions are met. As of December 31, 2007, the Company had borrowed $1 billion under the Term Loan Facility and no additional amounts are available. The Term Loan Facility was available to fund (a) the Company’s equity repurchase program announced on June 7, 2007 and (b) up to $350 million for general corporate purposes. Of the $1 billion drawn at December 31, 2007, $500 million was included as restricted cash in the accompanying Consolidated Balance Sheet as such amount was only to be used to fund the Company’s equity repurchases or repay the loans.

On August 1, 2008, the Company amended the $1 billion Wynn Resorts Term Loan. This amendment allowed Stephen A. Wynn, the Company’s Chairman and Chief Executive Officer, to purchase an interest in the debt. On August 1, 2008, Mr. Wynn advised the Company that he purchased $198,250,000 of the face amount of the outstanding debt under the $1 billion Wynn Term Loan Facility from a third party. On November 13, 2008, the Company further amended the Term Loan Facility to purchase loans outstanding up to $650 million prior to March 31, 2009. On November 26, 2008, the Company purchased $625 million of loans under the Term Loan Facility at a discounted price of 95.375%, resulting in the retirement of $625 million of principal for a payment of $596.1 million. The loans purchased included the interests held by Mr. Wynn. In connection with this transaction, the Company recognized a $22.3 million gain on early retirement of debt, net of the write-off of unamortized debt issue costs and fees. The remaining $375 million will mature and be payable on June 21, 2010.

Amounts borrowed under the Term Loan Facility accrue interest, at the election of the Company, at either the London Interbank Offer Rate (“LIBOR”) or a Base Rate, plus a borrowing margin as described below. Interest on LIBOR loans is payable at the end of the applicable interest period in the case of interest periods of one, two or three months, and every three months in the case of interest periods of nine months or longer. Base Rate loans bear interest at (a) the greater of (i) the rate most recently announced by Deutsche Bank as its “prime rate,” or (ii) the Federal Funds Rate plus 1/2 of 1% per annum; plus (b) a borrowing margin as described below. Interest on Base Rate loans are payable quarterly in arrears. The borrowing margin is 2.25% for LIBOR loans and 1% for Base Rate loans, if Wynn Resorts, Limited and Wynn Macau’s combined net liquidity is equal to or greater than $400 million and 2.50% for LIBOR loans and 1.25% for Base Rate loans, if such net liquidity is less than $400 million. The Company incurred a fee of 112.5 bps per annum of the actual daily amount by which the actual Term Loan Facility commitment exceeded the outstanding amount of the Term Loan Facility.

5.	Equity Repurchase Program

On June 6, 2007, the Board of Directors of Wynn Resorts authorized an equity repurchase program of up to $1.2 billion which may include purchases of both its common stock and its Debentures. On July 10, 2008, the Board of Directors authorized an increase of $500 million to the previously announced equity repurchase program bringing the total authorized to $1.7 billion. The repurchase program may include repurchases from time to time through open market purchases or negotiated transactions, depending upon market conditions. During the year ended December 31, 2008, the Company repurchased 10,915,633 shares for a net cost of $940.1 million. As of December 31, 2008, the Company had repurchased 12,804,954 shares of the Company’s common stock through open market purchases for a net cost of $1.1 billion, at an average cost of $87.42 per share.

6.	Common Stock Secondary Offering

On November 18, 2008, the Company completed a secondary common stock offering of 8,000,000 shares with net proceeds of $344.3 million.

On October 3, 2007, the Company completed a secondary common stock offering of 4,312,500 shares with net proceeds of $664.1 million.